STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this "Agreement") is dated as of September 8, 2016, by and among Trinity Capital Corporation, a bank holding company organized under the laws of the State of New Mexico (the "Company"), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a "Purchaser" and collectively, the "Purchasers").
RECITALS
A. The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933 (the "Securities Act") and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "Commission") under the Securities Act.
B. Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, the securities described herein, upon the terms and conditions stated in this Agreement.  The securities to be purchased by each Purchaser at the Closing are shares of (i) voting common stock, no par value per share, of the Company (the "Common Stock, set forth below such Purchaser's name on the signature page of this Agreement (which shall be collectively referred to herein as the "Common Shares")) and/or (ii) a newly-issued series of convertible perpetual preferred stock, series C, no par value per share, of the Company (the "Series C Preferred Stock", set forth below such Purchaser's name on the signature page of this Agreement (which shall be collectively referred to herein as the "Series C Preferred Shares")) which shall be convertible into shares of the Common Stock subject to the terms and conditions set forth in the Fourth Articles of Amendment (as defined below) and, following the Shareholder Approval (as defined below) and subject to the terms and conditions of the Fifth Articles of Amendment (as defined below), non-voting common stock of the Company, no par value per share (the "Non-Voting Common Stock").  The Common Shares and the Series C Preferred Shares shall be collectively referred herein to as the "Shares".  The Shares of Common Stock and Non-Voting Common Stock into which the Series C Preferred Stock is convertible are referred to herein as the "Underlying Shares" and the Underlying Shares and the Shares are referred to herein, collectively, as the "Securities."  Any Purchaser that proposes to acquire a number of Common Shares that would equal or exceed 10% of the Company's total outstanding voting equity immediately following the closing of this offering shall instead acquire Common Shares representing 9.9% of the total outstanding voting equity immediately following the offering and any shares acquired in excess of this amount shall be issued as Series C Preferred Shares.  The Company anticipates these Series C Preferred Shares would be converted into shares of a newly created class of Non-Voting Common Stock promptly following the Shareholder Approval at the Shareholders' Meeting (as defined below).
C. Contemporaneously with the execution and delivery of this Agreement, the Company and the Qualifying Purchasers are executing and delivering a registration rights agreement, substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement"), pursuant to which, among other things, the Company will agree to provide certain registration rights with respect to the Securities under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions
.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:
"9.9% Purchaser" has the meaning set forth in Section 5.1(m).
"1998 Plan" has the meaning set forth in Section 3.1(g)(i).
"2005 Plan" has the meaning set forth in Section 3.1(g)(i).
"2015 Plan" has the meaning set forth in Section 3.1(g)(i).
"Acquisition Transaction" (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company or any of its Subsidiaries; (ii) the issuance by the Company or the Bank of securities representing 20% or more of its outstanding Voting Securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such Voting Securities); or (iii) the acquisition in any manner, directly or indirectly, of (x) 20% or more of the outstanding Voting Securities of the Company or the Bank (including through the acquisition of securities convertible into or exercisable or exchangeable for such Voting Securities), (y) 20% or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (z) one or more businesses or divisions that constitute 20% or more of the revenues or net income of the Company and its Subsidiaries, taken as a whole.
"Action" means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition), or investigation pending or, to the Company's Knowledge, threatened against the Company, any Subsidiary, or any of their respective properties or any officer, director, or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director, or employee before or by any Governmental Entity.
"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.
"Agency" has the meaning set forth in Section 3.1(rr).
"Agreement" has the meaning ascribed to such term in the Preamble.
"Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company and all amendments thereto, as the same may be amended from time to time.
"Bank" means Los Alamos National Bank, a national bank organized under the laws of the United States.
"Bank Board" has the meaning set forth in Section 4.18(a).
"BHCA" has the meaning set forth in Section 3.1(b).
"BHCA Control" has the meaning set forth in Section 3.1(yy).
"Board of Directors" has the meaning set forth in Section 4.18(a).
"Board Representatives" has the meaning set forth in Section 4.18(a).
"Burdensome Condition" means any restriction or condition that a Purchaser determines, in its reasonable good faith judgment, (i) would require the ownership, capitalization, governance or operations of the Company and the Bank following the Closing to deviate in any material respect from the ownership, capitalization, governance or operations contemplated by any of the Transaction Documents, (ii) would result in a materially burdensome regulatory condition being imposed on the Company, the Bank, or such Purchaser or its Affiliates, or (iii) would reduce the benefits of the transactions contemplated hereby to such Purchaser to such a degree that such Purchaser would not, in its reasonable judgment, have entered into this Agreement had such condition or restriction been known to it on the date of this Agreement.
"Business Combination" has the meaning set forth in this Section 1.1.
"Business Day" means a day, other than a Saturday or Sunday, on which banks in New York and New Mexico are open for the general transaction of business.
"Castle Creek" means Castle Creek Capital Partners VI, LP and its Affiliates.  Castle Creek is also a Purchaser as such term is used in this Agreement.
"Castle Creek VCOC Letter Agreement" means the letter agreement in the form attached hereto as Exhibit F, dated as of the Closing Date, between the Company and Castle Creek.
"Change in Control" means, with respect to the Company, the occurrence of any of the following events:
(1) any Person or "group" (other than the Purchasers and their Affiliates) becomes a beneficial owner (as defined in Rules 13d-3 of the Exchange Act), directly or indirectly, of 50% or more of the aggregate shares of Common Stock;
(2) any Person or "group" (other than the Purchasers and their Affiliates) becomes a beneficial owner (as defined in Rules 13d-3 of the Exchange Act), directly or indirectly, of 24.9% or more of the aggregate shares of Common Stock, and in connection with such event, individuals who, on the date of this Agreement, constitute the board of directors cease for any reason to constitute at least a majority of the board of directors;
(3) the consummation of a merger, consolidation, statutory share exchange, or similar transaction that requires adoption by the Company's shareholders (a "Business Combination"), unless immediately following such Business Combination more than 50% of the total voting power of the corporation resulting from such Business Combination (the "Surviving Corporation"), or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership (as defined in Rules 13d-3 of the Exchange Act) of 100% of the voting securities eligible to elect directors of the Surviving Corporation, is represented by Common Stock that was outstanding immediately before such Business Combination;
(4) the shareholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets; or
(5) the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) of this definition above.
"CIBC Act" means the Change in Bank Control Act of 1978.
"Closing" means the Closing of the purchase and sale of the Shares pursuant to this Agreement.
"Closing Date" has the meaning set forth in Section 2.2. "Closing Press Releases" has the meaning set forth in Section 4.7(b).
"Code" means the Internal Revenue Code of 1986, including the regulations and published interpretations thereunder.
"Commission" has the meaning set forth in the Recitals.
"Common Shares" has the meaning set forth in the Recitals.
"Common Stock" has the meaning set forth in the Recitals and also includes any securities into which the Common Stock may hereafter be reclassified or changed.
"Company" has the meaning set forth in the Preamble.
"Company 10-K" has the meaning set forth in Section 3.1(i).
"Company Counsel" means Hunton & Williams LLP and local New Mexico counsel, if needed.
"Company Deliverables" has the meaning set forth in Section 2.3(a).
"Company Financial Statements" has the meaning set forth in Section 3.1(i).
"Company Recommendation" has the meaning set forth in Section 4.18(g).
"Company Reports" has the meaning set forth in Section 3.1(mm).
"Company Stock Option" has the meaning set forth in Section 3.1(g)(i).
"Company's Knowledge" means with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge after reasonable inquiry of the executive officers of the Company having responsibility for the matter or matters that are the subject of the statement.
"Consent Order" means the Consent Order, No. 2013-194, dated December 17, 2013, issued to the Bank by the OCC as it may be amended, modified, or supplemented from time to time.
"Control" (including the terms "controlling," "controlled by" or "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise for purposes of the BHCA or the CIBC Act.
"Covered Person" has the meaning set forth in Section 3.1(vv).
"CRA" has the meaning set forth in Section 3.1(pp).
"Debentures" has the meaning set forth in Section 3.1(g)(i).
"Disclosure Materials" has the meaning set forth in Section 3.1(h).
"Disqualification Event" has the meaning set forth in Section 3.1(vv).
"Effective Date" means the date on which the initial Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.
"Environmental Laws" has the meaning set forth in Section 3.1(l).
"ERISA" has the meaning set forth in Section 3.1(tt).
"Exchange Act" means the Securities Exchange Act of 1934 any successor statute, and the rules and regulations promulgated thereunder.
"Expedited Issuance" has the meaning set forth in Section 4.17(f).
"Expense Reimbursement Agreement" means the Castle Creek Expense Reimbursement Agreement by and between Castle Creek Capital Partners VI, LP and the Bank, dated June 21, 2016.
"Extended Outside Date" means 150 days following the date of this Agreement; provided that if such day is not a Business Day, the first day following such day that is a Business Day.
"FDIC" means the Federal Deposit Insurance Corporation.
"Federal Reserve" means the Board of Governors of the Federal Reserve System.
"Fifth Articles of Amendment" has the meaning set forth in Section 4.8(g).
"Fourth Articles of Amendment" has the meaning set forth in Section 2.3(a)(xi).
"GAAP" means U.S. generally accepted accounting principles as applied by the Company.
"Governmental Entity" means any court, administrative agency, arbitrator, or commission or other governmental or regulatory authority or instrumentality, whether federal, state, local, or foreign, and any applicable industry self-regulatory organization or securities exchange.
"Information" has the meaning set forth in Section 4.3(b).
"Initial Press Release" has the meaning set forth in Section 4.7(a).
"Insurer" has the meaning set forth in Section 3.1(rr).
"Intellectual Property" has the meaning set forth in Section 3.1(r).
"Law" means any federal, state, county, municipal or local ordinance, permit, concession, grant, franchise, law, statute, code, rule or regulation or any judgment, ruling, order, writ, injunction or decree promulgated by any Governmental Entity.
"Lien" means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right, mortgage, deed of trust, pledge, conditional sale agreement, restriction on transfer or other restrictions of any kind.
"Loan Investor" has the meaning set forth in Section 3.1(rr).
"Losses" has the meaning set forth in Section 4.8(a).
"Material Adverse Effect" means any event, circumstance, change or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, (i) a material and adverse effect on the legality, validity, or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, properties, business, condition (financial or otherwise), liabilities or prospects of the Company and the Subsidiaries, taken as a whole, or (iii) any adverse impairment to the Company's ability to perform in any material respect on a timely basis its obligations under any Transaction Document; provided, however, that clause (ii) shall not include the impact of (A) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated banks and their holding companies in the United States, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated banks and their holding companies in the United States, (C) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated banks and their holding companies in the United States, (D) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated banks and their holding companies in the United States, (E) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated banks and their holding companies in the United States, (F) the announcement of this Agreement and the other transactions contemplated by this Agreement, including any stockholder litigation relating to the transactions contemplated by this Agreement, (G) any failure by the Company to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(G) of this definition) or (H) the effects of any action or omission taken by the Company or the Bank with the prior written consent of the Purchasers.
"Material Contract" means any of the following agreements of the Company or any of its Subsidiaries:
(1) any contract containing covenants that limit in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries;
(2) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of its Subsidiaries;
(3) any real property lease and any other lease with annual rental payments aggregating $100,000 or more;
(4) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $250,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;
(5) any contract or arrangement under which the Company or any of its Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property (as defined in Section 3.1(r)) that is material to its business (except for any "shrinkwrap" or "click through" license agreements or other agreements for software that is generally available to the public and has not been customized for the Company or its Subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or any of its Subsidiaries;
(6) any contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries;
(7) any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;
(8) any contract that would reasonably be expected to prevent, materially delay, or materially impede the Company's ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;
(9) any contract providing for indemnification by the Company or any of its Subsidiaries of any person, except for immaterial contracts entered into in the ordinary course of business consistent with past practice;
(10) any contract that contains a put, call, or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $100,000; and
(11) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.
"Material Permits" has the meaning set forth in Section 3.1(q).
"Materials Contained in the Data Room" means the information, documents and materials contained in the electronic data room prepared and maintained by the Company for purposes of this offering that have been made available for review (on a continuous basis and without subsequent modification) by the Company to Purchasers or its representatives at least two (2) Business Days prior to the date hereof, as evidenced by a CD delivered to each Purchaser at least one (1) Business Day prior to the date hereof.
"Minimum Ownership Interest" has the meaning set forth in Section 4.18(a).
"Money Laundering Laws" has the meaning set forth in Section 3.1(kk).
"New Security" has the meaning set forth in Section 4.17(a).
"New York Courts" means the state and federal courts sitting in the borough of Manhattan, in the State of New York.
"Non-Voting Common Stock" has the meaning set forth in the Recitals.
"Observer" has the meaning set forth in Section 4.18(c).
"OCC" means the Office of the Comptroller of the Currency.
"OFAC" has the meaning set forth in Section 3.1(jj).
"Offering" has the meaning set forth in Section 4.17(c).
"OTC Pink" means the marketplace for trading over-the-counter stocks provided and operated by the OTC Market Group, Inc.
"Outside Date" means 120 days following the date of this Agreement; provided that if such day is not a Business Day, the first day following such day that is a Business Day.
"Patriot" means Patriot Financial Partners II, L.P. and its Affiliates.
"Patriot VCOC Letter Agreement" means the letter agreement in the form attached hereto as Exhibit G, dated as of the Closing Date, between the Company and Patriot.
"Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.
"Principal Trading Market" means the Trading Market on which the Common Stock is primarily quoted for trading.
"Proceeding" means an action, claim, suit, investigation, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
"Purchase Price" means $4.75 per Common Share or $475.00 per Series C Preferred Share.
"Purchased Shares" means the number of Shares to be purchased hereunder by each Purchaser.
"Purchaser Deliverables" has the meaning set forth in Section 2.3(b).
"Purchaser" has the meaning set forth in the Preamble.
"Purchaser Party" has the meaning set forth in Section 4.8(a).
"Qualifying Purchaser" means each of Castle Creek and Patriot.
"Qualifying Purchaser Indemnitors" has the meaning set forth in Section 4.18(f).
"Registration Rights Agreement" has the meaning set forth in the Recitals.
"Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Qualifying Purchasers, which are Registrable Securities (as defined in the Registration Rights Agreement).
"Regulation D" has the meaning set forth in the Recitals.
"Regulatory Agreement" has the meaning set forth in Section 3.1(oo).
"Required Approvals" has the meaning set forth in Section 3.1(e).
"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule 144.
 "SEC Reports" has the meaning set forth in Section 3.1(h).
 "Securities" has the meaning set forth in the Recitals.
"Securities Act" has the meaning set forth in the Recitals.
"Series A Preferred Stock" has the meaning set forth in Section 3.1(g)(i).
"Series B Preferred Stock" has the meaning set forth in Section 3.1(g)(i).
"Series C Preferred Shares" has the meaning set forth in the Recitals.
"Series C Preferred Stock" has the meaning set forth in the Recitals.
"Shareholder Approval" has the meaning set forth in Section 4.18(g).
"Shareholder Litigation" has the meaning set forth in Section 4.21.
"Shareholders' Meeting" has the meaning set forth in Section 4.18(g).
"Shares" has the meaning set forth in the Recitals.
"Solicitor" has the meaning set forth in Section 3.1(vv).
"Stock Plans" has the meaning set forth in Section 3.1(g)(i).
"Subsidiary" means any entity in which the Company or the Bank, directly or indirectly, owns 50% or more of the outstanding capital stock or otherwise has Control over such entity.  For the avoidance of doubt, the Subsidiaries of the Company include the Bank, Title Guaranty & Insurance Company, a New Mexico corporation, and Trinity Capital Trust I, Trinity Capital Trust III, Trinity Capital Trust IV and Trinity Capital Trust V, each a New Mexico capital trust.  The Subsidiaries of the Bank include TCC Advisors Corporation, a New Mexico corporation, Finance New Mexico Investment Fund IV, LLC, a Delaware limited liability company, Cottonwood Technology Group, LLC, a New Mexico limited liability company, and Triscensions ABQ, LLC, a New Mexico limited liability company.
"Superior Proposal" has the meaning set forth in Section 4.11(f).
"Surviving Corporation" has the meaning set forth in this Section 1.1.
"Tax" or "Taxes" mean (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity and (ii) any liability in respect of any items described in clause (i) above payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or analogous or similar provisions of Law) or otherwise.
"Tax Return" means any return, declaration, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
"Termination Fee" has the meaning set forth in Section 6.16(c)(i).
"Third Party Confidentiality Agreement" has the meaning set forth in Section 4.11(b).
"Trading Day" means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market, or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group, Inc. (including the OTC Pink); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.
"Trading Market" means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the OTC Pink on which the Common Stock is listed or quoted for trading on the date in question, if any.
"Transaction Documents" means this Agreement, the Schedules and Exhibits attached hereto, including the Castle Creek VCOC Letter Agreement, the Patriot VCOC Letter, the Registration Rights Agreement, the Fourth Articles of Amendment, and any other documents or agreements executed by the Company or the Purchasers in connection with the transactions contemplated hereunder.
"Transfer Agent" means Continental Stock Transfer and Trust Company or any successor transfer agent for the Company.
"Underlying Shares" has the meaning set forth in the Recitals.
"Unsolicited Company Proposal" has the meaning set forth in Section 4.11(b).
"Voting Securities" means the capital stock of the Company that is then entitled to vote generally in the election of directors of the Company.
"Written Agreement" means the Written Agreement, Docket No. 13-028-WA-HC, dated September 26, 2013, by and between the Company and the Federal Reserve Bank of Kansas City, as it may be amended, modified, or supplemented from time to time.
ARTICLE II
PURCHASE AND SALE
2.1 Purchase
.  Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, the number of shares of Common Stock and the number of shares of Series C Preferred Stock set forth below such Purchaser's name on the signature page of this Agreement under "Number of Shares Purchased Closing", at a per share price equal to the applicable Purchase Price.
2.2 Closing
.  Unless this Agreement has been terminated pursuant to Section 6.16, subject to the satisfaction (or waiver, as applicable) of the conditions set forth in Article V and the delivery of the Company Deliverables and Purchaser Deliverables, the Closing shall take place as soon as commercially practicable, but in no event more than three (3) business days, following the day on which the conditions set forth in Article V (other than those that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver, as applicable, of those conditions) are satisfied (or waived, as applicable) (the "Closing Date"), via electronic communication, or at such location as agreed by the parties in writing.  Subject to the satisfaction (or waiver, as applicable) of the conditions described in Article V and the delivery of the Company Deliverables and the Purchaser Deliverables, at the Closing, the Company will deliver to the Purchasers, in accordance with the requirements set forth in Section 2.3(a)(ii), the Purchased Shares against payment by the Purchasers of an aggregate of an amount equal to the Purchase Price per Purchased Share, in accordance with the requirements set forth in Section 2.3(b)(ii).
2.3 Closing Deliveries
.
(a) Unless otherwise indicated, at or prior to the Closing, the Company shall issue, deliver, or cause to be delivered to each Purchaser (unless otherwise indicated) the following (the "Company  Deliverables"):
(i) this Agreement, duly executed by the Company;
(ii) one or more stock certificates (if physical certificates are required by the Purchaser to be held immediately prior to the Closing; if not, then facsimile or ".pdf" copies of such certificates shall suffice for purposes of the Closing with the original stock certificates to be delivered within two (2) Business Days of the Closing Date), evidencing the Shares subscribed for by Purchaser as of the Closing, registered in the name of such Purchaser or its nominee;
(iii) a legal opinion of Company Counsel, dated as of the Closing Date and in the form attached hereto as Exhibit C, executed by such counsel and addressed to the Purchasers;
(iv) with respect to the Qualifying Purchasers, the Registration Rights Agreement duly executed by the Company;
(v) a certificate of the Secretary of the Company, in the form attached hereto as Exhibit D, dated as of the Closing Date, (a) certifying the resolutions adopted by the board of directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Purchased Shares pursuant to this Agreement and the other Transaction Documents, (b) certifying the current versions of the Articles of Incorporation and Bylaws of the Company, and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;
(vi) a certificate, dated as of the Closing Date and signed by its President and Chief Executive Officer or its Chief Financial Officer, substantially in the form attached hereto as Exhibit F;
(vii) a Certificate of Good Standing of the Company from the New Mexico Secretary of State as of a recent date;
(viii) a certificate of the OCC, as of a recent date, to the corporate existence of the Bank under the laws of the United States;
(ix) a certificate of the Federal Reserve Bank of Kansas City to the effect that the Company is a registered bank holding company under the BHC Act;
(x) a certificate of the FDIC to the effect that the deposit accounts are insured by the FDIC under the provisions of the Federal Deposit Insurance Act;
(xi) the Fourth Amendment to the Articles of Incorporation of the Company (the "Fourth Articles of Amendment") filed with the New Mexico Secretary of State in the form attached hereto as Exhibit H, setting forth the terms of the Series C Preferred Stock and the Non-Voting Common Stock;
(xii) with respect to Castle Creek, the Castle Creek VCOC Letter Agreement; and
(xiii) with respect to Patriot, the Patriot VCOC Letter Agreement.
(b) Unless otherwise indicated, at or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following (the "Purchaser Deliverables"):
(i) this Agreement, duly executed by such Purchaser;
(ii) each Purchaser shall deliver to the Company the Purchase Price, in U.S. dollars and in immediately available funds, by wire transfer to the account provided by the Company;
(iii) with respect to the Qualifying Purchasers, the Registration Rights Agreement duly executed by such Qualifying Purchaser;
(iv) a fully completed and duly executed Accredited Investor Questionnaire in the form attached hereto as Exhibit B, respectively;
(v) with respect to Castle Creek, the Castle Creek VCOC Letter Agreement; and
(vi) with respect to Patriot, the Patriot VCOC Letter Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Company
.  The Company hereby represents and warrants as of the date hereof and as of the Closing Date, except for the representations and warranties that speak as of a specific date, which shall be made as of such date and qualified as set forth on the Schedules attached to this Agreement, to each of the Purchasers that:
(a) Subsidiaries.  The Company has no direct or indirect Subsidiaries except as set forth in Exhibit 21.1 to the Company's Annual Report on Form 10‑K for the year ended December 31, 2014, as filed with the Commission on May 9, 2016, and in Schedule 3.1(a).  The Company owns, directly or indirectly, all of the capital stock (except for any preferred securities issued by Subsidiaries that are trusts) or comparable equity interests of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities.
(b) Organization and Qualification.  The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws, or other organizational or charter documents.  The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not in the reasonable judgment of the Company be expected to have a Material Adverse Effect.  The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956 (the "BHCA").  The Bank is the Company's only Subsidiary banking institution.  The Bank's deposit accounts are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due and no proceeding for the termination of such insurance is pending or, to the Company's Knowledge, threatened.  The Company has conducted its business in compliance with all applicable federal, state and foreign laws, orders, judgments, decrees, rules, regulations, and applicable stock exchange requirements, including all laws and regulations restricting activities of bank holding companies and banking organizations, in all material respects except as disclosed in Schedule 3.1(b).
(c) Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Securities in accordance with the terms hereof.  The Company's execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Securities pursuant to this Agreement and the other Transaction Documents) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its board of directors, or its shareholders in connection therewith other than in connection with the Required Approvals.  Each of the Transaction Documents has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof or thereof, will constitute the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.  There are no shareholder agreements, voting agreements, or other similar arrangements with respect to the Company's capital stock to which the Company is a party or, to the Company's Knowledge, between or among any of the Company's shareholders.
(d) No Conflicts.  The execution, delivery, and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Securities pursuant to this Agreement and the other Transaction Documents) do not and will not, subject to receipt of the Required Approvals, (i) conflict with or violate any provisions of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws, or otherwise result in a violation of the organizational documents of the Company or any Subsidiary, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture or instrument to which the Company or any Subsidiary is a party, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree, or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations thereunder, assuming, without investigation, the correctness of the representations and warranties made by the Purchasers herein, of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii) such as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e) Filings, Consents and Approvals.  Neither the Company nor any of its Subsidiaries is required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local, or other governmental authority, self-regulatory organization, or other Person in connection with the execution, delivery, and performance by the Company of the Transaction Documents (including, without limitation, the issuance of the Securities pursuant to this Agreement and the other Transaction Documents), other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, if applicable, (ii) filings required by any applicable state securities laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filing of any requisite notices and/or application(s) to the Principal Trading Market, if applicable, for the issuance, sale, and listing or quotation of the Common Shares for trading or quotation, as the case may be, thereon in the time and manner required thereby, (v) the filings required in accordance with Section 4.5 of this Agreement, (vi) the filing of any applicable notices and/or applications to or the receipt of any applicable consents or non-objections from the state or federal bank regulatory authorities that govern the Company or the Bank, (vii) the Shareholder Approval regarding the authorization of the shares of Non-Voting Common Stock to be issued on conversion of the Series C Preferred Stock, (viii) the filing of the Fourth Articles of Amendment to create the Series C Preferred stock, (ix) the filing of the Fifth Articles of Amendment to create the Non-Voting Common Stock, (x) the applicable approvals or consents from state or federal bank regulatory authorities that govern the Company or the Bank to effect the use of proceeds required by Section 4.9(a) and (b), and (xi) those that have been made or obtained prior to the date of this Agreement (collectively, the "Required Approvals").  The Company is unaware of any facts or circumstances relating to the Company or its Subsidiaries which would be likely to prevent the Company from obtaining or effecting any of the foregoing.
(f) Issuance of the Shares.  The issuance of the Shares has been duly authorized and the Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid, and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws, restrictions contemplated by this Agreement and Liens, if any, created by a Purchaser, and shall not be subject to preemptive or similar rights.  The issuance of the shares of Common Stock into which the shares of Series C Preferred Stock and Non-Voting Common Stock, as applicable, are convertible into have been duly authorized and, if and when issued in accordance with the terms of the Articles of Incorporation, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, restrictions contemplated by this Agreement and Liens, if any, created by a Purchaser, and shall not be subject to preemptive or similar rights.  The issuance of the shares of Non-Voting Common Stock into which the shares of Series C Preferred Stock are convertible will, upon receipt of the Shareholder Approval and filing of the Fifth Articles of Amendment, have been duly authorized and the shares of Non-Voting Common Stock into which the shares of Series C Preferred Stock are convertible, if and when issued in accordance with the terms of the Articles of Incorporation, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, restrictions contemplated by this Agreement and Liens, if any, created by a Purchaser, and shall not be subject to preemptive or similar rights.  Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.
(g) Capitalization.
(i) The authorized capital stock of the Company consists of (1) 20,000,000 shares of Common Stock and (2) 1,000,000 shares of Preferred Stock, no par value per share. As of the date hereof, there are 6,526,302 shares of Common Stock outstanding, 35,539 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock"), $1,000 liquidation value per share, issued and outstanding, and 1,777 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock"), $1,000 liquidation value per share, issued and outstanding.  As of the date hereof, there are no outstanding stock options to purchase shares of the Common Stock (each, a "Company Stock Option") and 61,996 outstanding restricted stock units representing the right to receive 11,765 shares of Common Stock issued under the Company's (x) 1998 Stock Option Plan ("1998 Plan") and (y) 2005 Stock Incentive Plan ("2005 Plan"), and 50,231 shares of Common Stock issued under the Company's 2015 Long-Term Incentive Plan (the "2015 Plan" and, together with the 1998 Plan and the 2009 Plan, the "Stock Plans").  Other than in respect of awards outstanding under or pursuant to the Company Stock Plans, no shares of Common Stock are reserved for issuance. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company.  The shares of Series C Preferred Stock (upon filing of the related Certificate of Designations with the Secretary of State of the State of New Mexico) will be duly authorized by all necessary corporate action, and when issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Series C Preferred Stock will be validly issued, fully paid and non-assessable and free of preemptive rights except for those stated herein.  The shares of Non-Voting Common Stock issuable upon the conversion of the Series C Preferred Stock will, upon receipt of the approval by the Company's shareholders of the shareholder proposal and filing of the related amendment to the Articles of Incorporation with the Secretary of State of the State of New Mexico, have been duly authorized by all necessary corporate action and when so issued upon such conversion or exercise will be validly issued, fully paid and non-assessable, and free of preemptive rights except for those stated herein.  The Company will reserve, free of any preemptive or similar rights of shareholders of the Company, a number of unissued shares of Common Stock, sufficient to issue and deliver the Underlying Shares into which the Series C Preferred Stock or Non-Voting Common Stock is convertible.  No shares of the Company's outstanding capital stock are subject to preemptive rights or any other similar rights.  Except for the Company Stock Options and restricted stock units described above, there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company.  There are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or by which the Company is bound, other than the debentures related to the Company's trust preferred securities (the "Debentures").  Except for the Registration Rights Agreement, if applicable, there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act.  Except for the Debentures, the Series A Preferred Stock and the Series B Preferred Stock, there are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company or any of its Subsidiaries.  The Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations required to be disclosed in the SEC Reports but not so disclosed in the SEC Reports, which, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect.  There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares pursuant to this Agreement and the other Transaction Documents.
(ii) Immediately following the Closing and after giving effect to the use of proceeds set forth in Section 4.9(a) and Section 4.9(b), (i) 9,187,541 shares of Common Stock and (ii) 82,862 shares of Series C Preferred Stock will be issued and outstanding.
(h) SEC Reports; Disclosure Materials.  Except as set forth on Schedule 3.1(h), the Company has filed all reports, schedules, forms, statements, and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 24 months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports" and together with this Agreement, including the Schedules and Exhibits hereto, and any certificates furnished pursuant to this Agreement, the "Disclosure  Materials"), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  Except as set forth on Schedule 3.1(h), as of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(i) Financial Statements.  The consolidated balance sheets of the Company as of December 31, 2014 and 2013 and related consolidated statements of operations, changes in shareholders' equity and cash flows for the three years ended December 31, 2014, together with the notes thereto, audited by Crowe Horwath LLP and included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC (the "Company 10-K"), the unaudited consolidated balance sheet of the Company as of December 31, 2015 and the related unaudited consolidated statement of operations, change in shareholders' equity and cash flows for the year ended December 31, 2015, and the unaudited consolidated balance sheet of the Company as of June 30, 2016 and the related unaudited consolidated statements of operations, change in shareholders' equity and cash flows for the six month period ended June 30, 2016 (collectively, the "Company Financial Statements") (1) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (2) except as described in the  Disclosure Materials, have been prepared in accordance with GAAP applied on a consistent basis and (3) except as described in the  Disclosure Materials, present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries taken as a whole as of and for the dates set forth therein and the consolidated results of operations, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for the periods stated therein (subject to the absence of notes and normal year-end audit adjustments in the case of interim unaudited statements, which would not be material, either individually or in the aggregate).
(j) Tax Matters.  The Company and each of its Subsidiaries has (i) timely filed all material foreign, U.S. federal, state and local Tax Returns that are or were required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) paid all material Taxes required to be paid by it and any other material assessment, fine or penalty levied against it, whether or not shown or determined to be due on such Tax Returns, other than any such amounts (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) timely withheld, collected or deposited as the case may be all material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by it, and to the extent required, have been paid to the relevant taxing authority in accordance with applicable Law; and (iv) complied with all applicable information reporting requirements in all material respects.  Neither the Company nor any Subsidiary (i) is subject to any outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries either within the Company's Knowledge or claimed, pending or raised by an authority in writing; (ii) is a party to, bound by or otherwise subject to any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than an agreement, similar contract or arrangement to which only the Company and its Subsidiaries are parties); (iii) has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011- 4(b)(2); or (iv) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.  No claim has been made by a tax authority in a jurisdiction where the Company or any Subsidiary does not pay Taxes or file Tax Returns asserting that the Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction.  Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the  Closing as a result of any:  (1) installment sale or other open transaction disposition made on or prior to the Closing; (2) prepaid amount received on or prior to the Closing; (3) written and legally binding agreement with a governmental authority relating to taxes for any taxable period ending on or before the Closing; (4) change in method of accounting in any taxable period ending on or before the Closing; or (5) election under Section 108(i) of the Code.
(k) Material Changes.  Since December 31, 2014, except as disclosed in Schedule 3.1(k) and subsequent SEC Reports filed prior to the date hereof, (i) there have been no events, occurrences, or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses, and other liabilities incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in the Company Financial Statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director, or Affiliate, (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any Material Contract under which the Company or any of its Subsidiaries is bound or subject, and (vii) to the Company's Knowledge, there has not been a material increase in the aggregate dollar amount of (A) the Bank's nonperforming loans (including nonaccrual loans and loans 90 days or more past due and still accruing interest) or (B) the reserves or allowances established on the Company's or the Bank's financial statements with respect thereto.  Except for the transactions contemplated by this Agreement, no event, liability, or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations, or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.  Moreover, since the date(s) the Company afforded Purchaser (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares, and (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management, prospects, and any potential transactions sufficient to enable it to evaluate its investment, there have been no events, occurrences, or developments that have materially affected or would reasonably be expected to materially affect, either individually or in the aggregate, the information as presented to the Purchasers in connection with the offering of the Shares.
(l) Environmental Matters.  Neither the Company nor any of its Subsidiaries (i) is in violation of any Law of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), (ii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, (iii) owns or operates any real property contaminated with any substance that is in violation of any Environmental Laws or (iv) is subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there is no pending or, to the Company's Knowledge, threatened investigation that might lead to such a claim.  Except as would not result in a Material Adverse Effect, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company or any of its Subsidiaries, or any currently or formerly owned or operated property of the Company or any of its Subsidiaries, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property of the Company or any of its Subsidiaries.
(m) Litigation.  There is no Action pending or, to the Company's Knowledge, threatened, which (i) adversely affects or challenges the legality, validity, or enforceability of any of the Transaction Documents, the issuance of Shares pursuant to this Agreement and the other Transaction Documents, or the conversion of the Shares of Series C Preferred Stock into the Underlying Shares, or (ii) except as disclosed in Schedule 3.1(m), is reasonably likely to be material to the Company or any Subsidiary, individually or in the aggregate, if there were an unfavorable decision.  Except as disclosed in the Company 10-K or otherwise disclosed in Schedule 3.1(m), neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty nor is any Action, to the Company's Knowledge, currently threatened.  There is no Action by the Company or any Subsidiary pending or which the Company or any Subsidiary intends to initiate (other than collection or similar claims in the ordinary course of business).  Except as disclosed in the Company 10-K or otherwise disclosed in Schedule 3.1(m), there has not been, and to the Company's Knowledge there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Exchange Act or the Securities Act.  With the exception of the Consent Order and the Written Agreement and as set forth on Schedule 3.1(m), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any executive officers or directors of the Company in their capacities as such, which individually or in the aggregate, would reasonably be expected to be material to the Company or any Subsidiary.
(n) Employment Matters.  No labor dispute exists or, to the Company's Knowledge, is imminent with respect to any of the employees of the Company or any Company Subsidiary which would have or reasonably be expected to have a Material Adverse Effect.  None of the employees of the Company or any Company Subsidiary is a member of a union that relates to such employee's relationship with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and each Subsidiary believes that its relationship with its employees is good.  To the Company's Knowledge, there is no activity involving any of the employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or similar organization.  To the Company's Knowledge, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to the Company's Knowledge, the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  The Company and each of its Subsidiaries are in compliance with all Laws and regulations relating to employment and employment practices, immigration, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the date of this Agreement, except as otherwise disclosed to the Purchasers, no material employee has given notice to the Company or any of its Subsidiaries of his or her intent to terminate his or her employment or service relationship with the Company or any of its Subsidiaries.  The Company and its Subsidiaries are in material compliance with all Laws concerning the classification of employees and independent contractors and have properly classified all such individuals for purposes of participation in employee benefit plans.
(o) Compliance.  Neither the Company nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (ii) is in violation of any order (other than the Consent Order and the Written Agreement) of which the Company has been made aware in writing of any court, arbitrator, or governmental body having jurisdiction over the Company or its Subsidiaries or their respective properties or assets, (iii) is in violation of, or in receipt of written notice that it is in violation of, any statute, rule, regulation, policy, guideline, or order (other than the Consent Order and the Written Agreement) of any governmental authority or self-regulatory organization applicable to the Company or any of its Subsidiaries, or which would have the effect of revoking or limiting FDIC deposit insurance, except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(p) Regulatory Permits.  The Company and each of its Subsidiaries possess or have applied for all certificates, authorizations, consents, and permits issued by the appropriate federal, state, local, or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, except where the failure to possess such certificates, authorizations, consents, or permits, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect ("Material Permits"), and (i) neither the Company nor any of its Subsidiaries has received any notice in writing of proceedings relating to the revocation or material adverse modification of any such Material Permits, and (ii) the Company is unaware of any facts or circumstances that would give rise to the revocation or material adverse modification of any Material Permits.
(q) Title to Assets.  The Company and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens, except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries.  Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting, and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries.  No notice of a claim of default by any party to any lease entered into by the Company or any of its Subsidiaries has been delivered to either the Company or any of its Subsidiaries or is now pending, and there does not exist any event or circumstance that with notice or passing of time, or both, would constitute a default or excuse performance by any party thereto.  Except as set forth in Schedule 3.1(q), none of the owned or leased premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or any of its Subsidiaries, as the case may be.
(r) Patents and Trademarks.  The Company and its Subsidiaries own, possess, license, or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, internet domain names, know-how, and other intellectual property (collectively, the "Intellectual Property") necessary for the conduct of their respective businesses as now conducted or as proposed to be conducted except where the failure to own, possess, license, or have such rights would not have or reasonably be expected to have a Material Adverse Effect.  Except where such violations or infringements would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) there are no rights of third parties to any such Intellectual Property, (b) there is no infringement by third parties of any such Intellectual Property, (c) there is no pending or threatened action, suit, proceeding, or claim by others challenging the Company's and its Subsidiaries' rights in or to any such Intellectual Property, (d) there is no pending or threatened action, suit, proceeding, or claim by others challenging the validity or scope of any such Intellectual Property, and (e) there is no pending or threatened action, suit, proceeding, or claim by others that the Company and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret, or other proprietary rights of others.
(s) Insurance.  The Company and each of the Subsidiaries are, and following the Closing Date will remain, insured against such losses and risks and in such amounts as the Company reasonably believes to be prudent and customary in the businesses and locations in which and where the Company and the Subsidiaries are engaged.  The Company and its Subsidiaries have not been refused any insurance coverage sought or applied for, and the Company and its Subsidiaries do not have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not have a Material Adverse Effect.  All premiums due and payable under all such policies and bonds have been timely paid, and the Company and its Subsidiaries are in material compliance with the terms of such policies and bonds.  Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of any such insurance, nor, to the Company's Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would be materially higher than their existing insurance coverage.  The Company (i) maintains directors' and officers' liability insurance and fiduciary liability insurance with benefits and levels of coverage as disclosed in Schedule 3.1(s), (ii) has timely paid all premiums on such policies, and (iii) there has been no lapse in coverage during the term of such policies.
(t) Transactions with Affiliates and Employees.  None of the officers or directors of the Company or any Subsidiary and, to the Company's Knowledge, none of the employees of the Company or any Subsidiary, is presently a party to any transaction with the Company or any Subsidiary or to a presently contemplated transaction (other than for services as employees, officers, and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.
(u) Internal Control over Financial Reporting.  Except as described in the Company 10-K, the Company and its Subsidiaries maintain internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.  Except as disclosed in Schedule 3.1(u), the Company has no knowledge or any reason that its outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to 12 C.F.R. § 363.2.  Except as disclosed in Schedule 3.1(u), since December 31, 2011, (i) neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Company's Knowledge, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.
(v) Reserved.
(w) Certain Fees.  Except as disclosed in Schedule 3.1(w), no person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest, or claim against or upon the Company, any Subsidiary or any Purchaser for any commission, fee, or other compensation pursuant to any agreement, arrangement, or understanding entered into by or on behalf of the Company or any Subsidiary.
(x) Private Placement.  Assuming the accuracy of the Purchasers' representations and warranties set forth in Section 3.2 of this Agreement, the accuracy of the information disclosed in the Accredited Investor Questionnaires, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchasers under the Transaction Documents.
(y) Registration Rights.  Other than each of the Qualifying Purchasers, no Person has any right to cause the Company or any of its Subsidiaries to effect the registration under the Securities Act of any securities of the Company or any of its Subsidiaries other than those securities which are currently registered on an effective registration statement on file with the Commission.
(z) No Integrated Offering.  Assuming the accuracy of the Purchasers' representations and warranties set forth in Section 3.2, none of the Company, its Subsidiaries nor, to the Company's Knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby.
(aa) Listing and Maintenance Requirements.  The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any written notification that the Commission is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received written notice from any Trading Market on which the Common Stock is listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.
(bb) Investment Company.  Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an "investment company" within the meaning of the Investment Company Act of 1940.
(cc) Unlawful Payments.  Neither the Company nor any of its Subsidiaries, nor to the Company's Knowledge, any directors, officers, employees, agents, or other Persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to foreign or domestic political activity, (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic government official or employee.
(dd) Application of Takeover Protections; Rights Agreements.  The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of its Common Stock or a Change in Control of the Company.  The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Company's Articles of Incorporation or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Purchaser solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Shares and any Purchaser's ownership of the Shares.
(ee) No Undisclosed Liabilities.  There are no material liabilities or obligations of the Company or any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, except for (i) liabilities appropriately reflected or reserved against in accordance with GAAP in the Company's unaudited balance sheet for the year ended December 31, 2015, and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2015, except for such liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.
(ff) Disclosure.  Except as set forth in Schedule 3.1(ff), the Company confirms that neither it nor any of its officers or directors nor any other Person acting on its or their behalf has provided any Purchaser or its respective agents or counsel with any information that it believes constitutes or could reasonably be expected to constitute material, non-public information except insofar as the existence, provisions, and terms of the Transaction Documents and the proposed transactions hereunder may constitute such information, all of which will be disclosed by the Company in the Initial Press Release or the Closing Press Releases as contemplated by Section 4.7 hereof.  The Company understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company.  No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations, or financial conditions, which, under applicable law, rule, or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, except for the announcement of this Agreement and related transactions.
(gg) Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company (or any of its Subsidiaries) and an unconsolidated or other off- balance sheet entity that is required to be disclosed by the Company in its SEC Reports and is not so disclosed.
(hh) Acknowledgment Regarding Purchasers' Purchase of Shares.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers' purchase of the Shares.
(ii) Absence of Manipulation.  The Company has not, and to the Company's Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.
(jj) OFAC.  Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any director, officer, agent, employee, Affiliate, or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and the Company will not knowingly use the proceeds of the sale of the Shares towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
(kk) Money Laundering Laws.  The operations of each of the Company and any of its Subsidiary are, and have been conducted at all times, in compliance in all material respects with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder, and any related or similar rules, regulations, or guidelines, issued, administered, or enforced by any applicable governmental agency (collectively, the "Money Laundering Laws"), and to the Company's Knowledge, no action, suit, or proceeding by or before any court or governmental agency, authority, or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or threatened.
(ll) No Additional Agreements.  The Company has no agreements or understandings (including, without limitation, side letters) with any Purchaser or other Person to purchase shares of Common Stock or Series C Preferred Stock on terms more favorable to such Person than as set forth herein.  Except for this Agreement, the Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by the Transaction Documents.
(mm) Reports, Registrations and Statements.  Except pursuant to the Consent Order and the Written Agreement and as disclosed in the SEC Reports, since January 1, 2011, the Company and each Subsidiary have filed all material reports, registrations, and statements, together with any required amendments thereto, that it was required to file with the Federal Reserve, the FDIC, the OCC, and any other applicable federal or state securities or banking authorities.  All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports."  As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the Federal Reserve, the FDIC, the OCC, and any other applicable foreign, federal, or state securities or banking authorities, as the case may be.
(nn) Bank Regulatory Capitalization.  As of June 30, 2016, the Bank was considered "adequately capitalized" under the OCC's regulatory framework for prompt corrective action.
(oo) Agreements with Regulatory Agencies.  Except for the Consent Order and the Written Agreement or otherwise disclosed in the SEC Reports, neither the Company nor any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2013, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a "Regulatory Agreement"), nor has the Company or any Subsidiary been advised in writing since December 31, 2013 by any Governmental Entity that it intends to issue, initiate, order, or request any such Regulatory Agreement.  Except as set forth in Schedule 3.1(oo), the Company is in compliance in all material respects with the Regulatory Agreements.
(pp) Compliance with Certain Banking Regulations.  Except as set forth on Schedule 3.1(pp), to the Company's Knowledge, there are no facts or circumstances, and the Company has no reason to believe that any facts or circumstances exist, that would cause the Bank (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than "satisfactory," (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, any order issued with respect to anti-money laundering by OFAC, or any other anti-money laundering statute, rule, or regulation, (iii) to be deemed not to be in satisfactory compliance, in any material respect, with the Home Mortgage Disclosure Act, the Fair Housing Act, the Community Reinvestment Act, the Equal Credit Opportunity Act, or (iv) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any applicable federal and state privacy laws and regulations as well as the provisions of all information security programs adopted by the Bank.
(qq) No General Solicitation or General Advertising.  Neither the Company nor, to the Company's Knowledge, any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Shares pursuant to this Agreement and the other Transaction Documents.
(rr) Mortgage Banking Business.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect:
(i) The Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting, and credit approval of any mortgage loan originated, purchased, or serviced by the Company or any of its Subsidiaries satisfied, (A) all applicable federal, state, and local laws, rules, and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity, and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of its Subsidiaries and any Agency, Loan Investor, or Insurer, (C) the applicable rules, regulations, guidelines, handbooks, and other requirements of any Agency, Loan Investor, or Insurer, and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and
(ii) No Agency, Loan Investor, or Insurer has (A) claimed in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries, or (C) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality, or concern with respect to the Company's or any of its Subsidiaries' compliance with laws.
For purposes of this Section 3.1(rr), (A) "Agency" means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans' Affairs, the Rural Housing Service of the U.S. Department of Agriculture, or any other federal or state agency with authority to (i) determine any investment, origination, lending, or servicing requirements with regard to mortgage loans originated, purchased, or serviced by the Company or any of its Subsidiaries, or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities, (B) "Loan Investor" means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased, or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan, and (C) "Insurer" means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased, or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans' Affairs, the Rural Housing Service of the U.S. Department of Agriculture, and any private mortgage insurer, and providers of hazard, title, or other insurance with respect to such mortgage loans or the related collateral.
(ss) Risk Management Instruments.  The Company and the Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by companies of similar size and in similar lines of business as the Company and the Subsidiaries.  Except as has not had or would not reasonably be expected to have a Material Adverse Effect, since January 1, 2014, all derivative instruments, including, swaps, caps, floors, and option agreements, whether entered into for the Company's own account, or for the account of one or more of the Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all respects with all applicable laws, rules, regulations, and regulatory policies, and (3) with counterparties believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Company or one of the Subsidiaries, enforceable in accordance with its terms.  Neither the Company nor the Subsidiaries, nor, to the Company's Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
(tt) ERISA.  Except as set forth in Schedule 3.1(tt), the Company and its Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company or any Subsidiary would have any liability; the Company and its Subsidiaries have not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan," or (ii) Sections 412 or 4971 of the Code; and each "Pension Plan" for which the Company or any Subsidiary would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
(uu) Shell Company Status.  The Company is not, and has never been, an issuer identified in Rule 144(i)(1).
(vv) No "Bad Actor" Disqualification.  The Company has exercised reasonable care, in accordance with Commission rules and guidance, and has conducted a factual inquiry including the procurement of relevant questionnaires from each Covered Person (as defined below) or other means, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether any Covered Person (as defined below) is subject to any of the "bad actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act ("Disqualification Events").  To the Company's Knowledge, after conducting such sufficiently diligent factual inquiries, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act.  The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act.  "Covered Persons" are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company, any predecessor or affiliate of the Company, any director, executive officer, other officer participating in the offering, general partner or managing member of the Company, any beneficial owner of 20% or more of the Company's outstanding voting equity securities, calculated on the basis of voting power, any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Securities, and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares (a "Solicitor"), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.
(ww) Nonperforming Assets.  To the Company's Knowledge, since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof, the Company believes that the Bank will be able to fully and timely collect substantially all interest, principal, or other payments when due under its loans, leases, and other assets that are not classified as nonperforming and such belief is reasonable under all the facts and circumstances known to the Company and Bank, and the Company believes that the amount of reserves and allowances for loan and lease losses and other nonperforming assets established on the Company's and Bank's financial statements is adequate, and such belief is reasonable under all the facts and circumstances known to the Company and Bank, except for such failures or deficiencies as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(xx) No Change in Control.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect and as disclosed on Schedule 3.1(xx), neither the Company nor any of its Subsidiaries is a party to any employment, Change in Control, severance, or other compensatory agreement or any benefit plan pursuant to which the issuance of the Shares to the Purchasers as contemplated by this Agreement would trigger a "change of control" or other similar provision in any of the agreements, which results in payments to the counterparty or the acceleration of vesting of benefits.
(yy) Common Control.  The Company is not and, after giving effect to the offering and sale of the Shares, will not be under the control (as defined in the BHCA and the Federal Reserve's Regulation Y (12 C.F.R. Part 225) ("BHCA Control") of any company (as defined in the BHCA and the Federal Reserve's Regulation Y).  The Company is not in BHCA Control of any federally insured depository institution other than the Bank.  The Bank is not under the BHCA Control of any company (as defined in the BHCA and the Federal Reserve's Regulation Y) other than Company.  Neither the Company nor the Bank controls, in the aggregate, more than five percent of the outstanding voting class, directly or indirectly, of any federally insured depository institution.  The Bank is not subject to the liability of any commonly controlled depository institution pursuant to Section 5(e) of the Federal Deposit Insurance Act (12 U.S.C. § 1815(e)).
(zz) Material Contracts.  The Company has disclosed in the SEC Reports or otherwise made available to the Purchaser or its representatives, prior to the date hereof, true, correct, and complete copies of, and listed on Schedule 3.1(zz), each Material Contract to which the Company or any of its Subsidiaries is a party or subject (whether written or oral, express or implied) as of the date of this Agreement.  Each Material Contract is a valid and binding obligation of the Company or any of its Subsidiaries (as applicable) that is a party thereto and, to the Company's Knowledge, each other party to such Material Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Each such Material Contract is enforceable against the Company or any of its Subsidiaries (as applicable) that is a party thereto and, to the Company's Knowledge, each other party to such Material Contract in accordance with its terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding of law or at equity), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries, nor to the Company's Knowledge, any other party to a Material Contract, is in material default or material breach of a Material Contract and there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both), in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
3.2 Representations and Warranties of the Purchasers
.  Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:
(a) Organization; Authority.
(i) If such Purchaser is an entity, it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership, limited liability company, or other applicable similar power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  If such purchaser is an entity, the execution, delivery, and performance by such Purchaser of the applicable Transaction Documents to which it is a party and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company, or other applicable like action, on the part of such Purchaser.  If such Purchaser is an entity, each of the applicable Transaction Documents to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.
(ii) If such Purchaser is not an entity, the execution, delivery, and performance by such Purchaser of the applicable Transaction Documents to which it is a party and the transactions contemplated by this Agreement have been duly authorized.  Each of the applicable Transaction Documents to which such Purchaser is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.
(b) No Conflicts.  The execution, delivery, and performance by such Purchaser of this Agreement and the Registration Rights Agreement, if applicable, and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser (if such Purchaser is an entity), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, or instrument to which such Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights, or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.
(c) Investment Intent.  Such Purchaser understands that the Shares are "restricted securities" and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities laws, provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws.  Such Purchaser is acquiring the Shares hereunder in the ordinary course of its business.  Such Purchaser does not presently have any agreement, plan, or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any person or entity.
(d) Purchaser Status.  At the time such Purchaser was offered the Shares, it was, and at the date hereof it is, an "accredited investor" as defined in Rule 501(a) under the Securities Act.  Such Purchaser has provided the information in the Accredited Investor Questionnaire attached hereto as Exhibit B.
(e) General Solicitation.  Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice, or other communication regarding the Shares published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or any other form of "general solicitation" or "general advertising" (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the Commission).
(f) Experience of Such Purchaser.  Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares and has so evaluated the merits and risks of such investment.  Such Purchaser is capable of protecting its own interests in connection with this investment and has experience as an investor in securities of companies like the Company.  Such Purchaser is able to hold the Shares indefinitely if required, is able to bear the economic risk of an investment in the Shares, and, at the present time, is able to afford a complete loss of such investment.  Further, Purchaser understands that no representation is being made as to the future trading value or trading volume of the Shares.
(g) Access to Information.  The Purchaser is sufficiently aware of and understands the Company's business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Shares.  Such Purchaser acknowledges that it has had the opportunity to review the Disclosure Materials and the Materials Contained in the Data Room and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, management and representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares and any such questions have been answered to such Purchaser's reasonable satisfaction; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management, and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Subject to the satisfaction of the condition set forth in Section 5.1(u), the Purchaser has received all information it deems appropriate for assessing the risk of the Company's financial condition and an investment in the Shares.  Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend, or affect such Purchaser's right to rely on the truth, accuracy, and completeness of the Disclosure Materials provided to such Purchaser and the Company's representations and warranties contained in the Transaction Documents.  Such Purchaser has sought such accounting, legal, and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Shares.  Purchaser acknowledges that the Company has not made any representation, express or implied, with respect to the accuracy, completeness, or adequacy of any available information except that the Company has made the express representations and warranties contained in Section 3.1 of this Agreement.
(h) Brokers and Finders.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest, or claim against or upon the Company or any Purchaser for any commission, fee, or other compensation pursuant to any agreement, arrangement, or understanding entered into by or on behalf of such Purchaser.
(i) Independent Investment Decision.  Such Purchaser has independently evaluated the merits of its decision to purchase Shares pursuant to the Transaction Documents, and such Purchaser confirms that it has not relied on the advice of the Company (or any of its agents, counsel, or Affiliates) or any other Purchaser or other Purchaser's business and/or legal counsel in making such decision.  Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Shares constitutes legal, regulatory, tax, or investment advice.  Such Purchaser has consulted such legal, tax, and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.
(j) Residency.  Such Purchaser's residence (if an individual) or office in which its investment decision with respect to the Shares was made (if an entity) is located at the address immediately below such Purchaser's name on its signature page hereto.
(k) Antitrust and Other Consents, Filings, Etc. Assuming the accuracy of the Company's representations and warranties and subject to satisfaction of Section 5.1(g) and Section 5.2(e), such Purchaser is not required to obtain any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Entity, in each case in connection with the execution, delivery, or performance by such Purchaser of this Agreement or the purchase of the Securities contemplated hereby, other than passivity or anti-association commitments or other related documentation, but only to the extent requested or required by the Federal Reserve or other federal or state banking authority.
(l) OFAC and Anti-Money Laundering. The Purchaser understands, acknowledges, represents, and agrees that (i) the Purchaser is not the target of any sanction, regulation, or law promulgated by the Office of Foreign Assets Control, the Financial Crimes Enforcement Network, or any other U.S. Governmental Entity ("U.S. Sanctions Laws"), (ii) the Purchaser is not owned by, controlled by, under common control with, or acting on behalf of any person that is the target of U.S. Sanctions Laws, (iii) the Purchaser is not a "foreign shell bank" and is not acting on behalf of a "foreign shell bank" under applicable anti-money laundering laws and regulations, (iv) the Purchaser's entry into this Agreement or consummation of the transactions contemplated hereby will not contravene U.S. Sanctions Laws or applicable anti-money laundering laws or regulations, (v) to the extent permitted under applicable law, the Purchaser will promptly provide to the Company or any regulatory or law enforcement authority such information or documentation as may be required to comply with U.S. Sanctions Laws or applicable anti-money laundering laws or regulations, and (vi) the Company may provide to any regulatory or law enforcement authority information or documentation regarding, or provided by, the Purchaser for the purposes of complying with U.S. Sanctions Laws or applicable anti-money laundering laws or regulations.
(m) No Disqualification.  Each Qualifying Purchaser has exercised reasonable care, in accordance with Commission rules and guidance, and has conducted a factual inquiry including the procurement of relevant questionnaires from its Board Representative or other means, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether the Board Representative is subject to any of the Disqualification Events.  To the Qualifying Purchaser's Knowledge, after conducting such sufficiently diligent factual inquiries, no Board Representatives is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act.  The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act.
(n) Reliance. The Company is irrevocably authorized to produce this Agreement or a copy hereof to (i) any regulatory authority having jurisdiction over the Company and its Affiliates, and (ii) any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby, in each case, to the extent required by any court or governmental authority to which the Company is subject, provided that the Company provides the Purchaser with prior written notice of such disclosure to the extent practicable and allowed by applicable law.
(o) No Governmental Review.  Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.
(p) Knowledge as to Conditions.  To the extent that a Purchaser intends to submit any applications, notices, petitions, filings or other documents contemplated by Section 4.16 of this Agreement, Purchaser does not know of any reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation by it of the transactions contemplated by this Agreement will not be obtained, solely with respect to facts or circumstances related to the Purchaser.
(q) Trading. Purchaser acknowledges that there is a very limited trading market for the Common Shares and that there will be no trading market for the Series C Preferred Stock.
(r) Third-Party Loan Review Report. The Purchasers hereby acknowledge that (i) the third party loan review reports reviewed by the Purchasers in connection with their due diligence examination of the Company were prepared by the third-party firm named therein, (ii) Castle Creek separately engaged a third party loan review firm and such report was made available for the review of the Purchasers, (iii) the Purchasers relied solely on such reports for the information contained therein, and (iv) the Purchasers did not rely on any other party, including the Company, in evaluating such information.
3.3 The Company and each of the Purchasers acknowledge and agree that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article III and the Transaction Documents
.
ARTICLE IV
OTHER AGREEMENTS OF THE PARTIES
4.1 Transfer Restrictions
.
(a) Compliance with Laws.  Notwithstanding any other provision of this Article IV, each Purchaser covenants that the Purchased Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws.  In connection with any transfer of the Shares other than (i) pursuant to an effective registration statement, (ii) to the Company, or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor's expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such transferred securities under the Securities Act.  As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the Purchaser that transferred such Shares under this Agreement and the Registration Rights Agreement, if applicable, with respect to such transferred Shares.
(b) Legends.  Certificates evidencing the Securities shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form, until such time as they are not required under Section 4.1(c) or applicable law:
THE ISSUANCE OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCK PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 8, 2016, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES.
(c) Removal of Legends.  Upon the written request of the holder, the restrictive legend set forth in Section 4.1(b) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend (other than the legend described below in Section 4.1(d)) to the holder of the applicable Securities upon which it is stamped, if (i) such Securities are registered for resale under the Securities Act, (ii) such Securities are sold or transferred pursuant to Rule 144, or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions.  Following the earlier of (A) the Effective Date or (B) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Securities and without volume or manner-of-sale restrictions, the Company, upon the written request of the holder, shall instruct the Transfer Agent to remove the legend from the Securities and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent.  Any fees (with respect to the Transfer Agent, Company counsel, or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company.  If a legend is no longer required pursuant to the foregoing, the Company will no later than three Trading Days following the delivery by a Purchaser to the Company or the Transfer Agent (with notice to the Company) of a legended certificate representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter to the extent required by Section 4.1(a), deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive legends.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1(c).
(d) Purchaser's Acknowledgement of Transfer Restrictions.  Each Purchaser hereunder acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Shares or any interest therein without complying with the requirements of the Securities Act.  Except as otherwise provided below, to the extent applicable to the Purchaser's Shares, while the above-referenced registration statement remains effective, such Purchaser may sell the Shares in accordance with the plan of distribution contained in the registration statement, if applicable, and if it does so, it will comply therewith and with the related prospectus delivery requirements, unless an exemption therefrom is available.  Each Purchaser who is a party to the Registration Rights Agreement agrees that if it is notified by the Company in writing at any time that the registration statement registering the resale of the Shares is not effective or that the prospectus included in such registration statement no longer complies with the requirements of Section 10 of the Securities Act, the Purchaser will refrain from selling such Shares until such time as the Purchaser is notified by the Company that such registration statement is effective or such prospectus is compliant with Section 10 of the Securities Act, unless such Purchaser is able to, and does, sell such Shares pursuant to an available exemption from the registration requirements of Section 5 of the Securities Act, such as under Rule 144 of the Securities Act.
4.2 Acknowledgment of Dilution
.  The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock.  The Company further acknowledges that its obligation to issue the Securities pursuant to this Agreement is unconditional (except as otherwise set forth herein) and absolute and not subject to any right of set off, counterclaim, delay, or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.
4.3 Access, Information and Confidentiality
.
(a) Castle Creek and Patriot shall be provided with access, information, and other rights as provided in the Castle Creek VCOC Letter Agreement and the Patriot VCOC Letter Agreement, respectively.
(b) Each party to this Agreement will hold, and will use commercially reasonable efforts to cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to auditors and bank and securities regulatory authorities; provided, however, that each  Purchaser is permitted to disclose Information to auditors and bank and securities regulatory authorities without prior written notice to the Company in connection with any audit or examination that does not explicitly reference the Company or this Agreement.
(c) The obligations of each Purchaser under this Section 4.3 shall survive the Closing for so long as such Purchaser owns any Shares or other equity interest in the Company and for a period of one (1) year thereafter.
4.4 Furnishing of Information
.  In order to enable the Purchasers to sell the Securities under Rule 144 of the Securities Act, the Company shall maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and will use its best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  If the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available the information described in Rule 144(c)(2), if the provision of such information will allow resales of the Securities pursuant to Rule 144.
4.5 Form D and Blue Sky
.  The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D. Purchaser agrees to timely provide Company with any and all needed information in connection with Company's preparation and filing of a Form D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the applicable Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification).  The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or blue sky laws of the states of the United States following the Closing Date.
4.6 No Integration
.  The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale, or solicit offers to buy, or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers.
4.7 Securities Laws Disclosure; Publicity
.
(a) The Company shall, by 9:00 a.m., New York City time, on the first Trading Day immediately following the date of this Agreement, issue one or more press releases (collectively, the "Initial Press Release") reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby and by the other Transaction Documents.  On or before 9:00 a.m., New York City time, on the fourth Trading Day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8‑K with the Commission describing the terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8‑K the material Transaction Documents (including, without limitation, this Agreement and the Registration Rights Agreement, if applicable)).  If, following public disclosure of the transactions contemplated hereby, this Agreement terminates prior to the Closing, the Company shall issue a press release disclosing such termination by 9:00 a.m., New York City time, on the first Trading Day following the date of such termination.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser or any Affiliate or investment adviser of any Purchaser, or include the name of any Purchaser or any Affiliate or investment adviser of any Purchaser in any press release or in any filing with the Commission (other than the Registration Statement) or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Documents with the Commission, and (ii) to the extent such disclosure is required by law, at the request of the Staff of the Commission or Trading Market regulations, in which case the Company shall provide the Purchasers with prior written notice of such disclosure permitted under this subclause (ii).  Whenever any party determines, based upon the advice of such party's counsel, that a public announcement or other disclosure is required by or advisable with respect to any applicable law or regulation, the parties shall discuss such disclosure with each other in good faith prior to the making of such public announcement or other disclosure.
(b) The Company shall, by 9:00 a.m., New York City time, on the first Trading Day immediately following the Closing Date, issue one or more press releases (collectively, the "Closing Press Releases") reasonably acceptable to the Purchasers disclosing the Closing.  On or before 9:00 a.m., New York City time, on the fourth Trading Day immediately following the Closing, the Company will file a Current Report on Form 8‑K with the Commission attaching the Closing Press Releases.
4.8 Indemnification
.
(a) Indemnification of Purchasers.  In addition to the indemnity provided in the Registration Rights Agreement, if applicable, and subject to 12 C.F.R. Part 359, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees, agents, and investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, employees, agents, or investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a "Purchaser Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs, and expenses, including all judgments, amounts paid in settlements, court costs, and reasonable attorneys' fees and costs of investigation (collectively, "Losses"), that any such Purchaser Party may suffer or incur as a result of (i) any breach of any of the representations, warranties, covenants, or agreements made by the Company in this Agreement or in the other Transaction Documents, (ii) any action instituted against a Purchaser Party in any capacity, or any of them or their respective affiliates, by any shareholder of the Company who is not an affiliate of such Purchaser Party, with respect to any of the transactions contemplated by this Agreement, and (iii) any Proceeding involving the Company arising out of or related to any event, fact, change, occurrence, development or condition prior to the Closing Date.  The Company will not be liable to any Purchaser Party under this Agreement to the extent, but only to the extent that a loss, claim, damage, or liability is attributable to any Purchaser Party's breach of any of the representations, warranties, covenants, or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents or attributable to the actions or inactions of such Purchaser Party. Notwithstanding anything to the contrary herein, in the event of any Losses suffered or incurred by any Purchaser Party as a result of the foregoing, at the Purchaser Party's election, such Purchaser Party may, in lieu of cash, receive additional shares of Common Stock or Series C Preferred Stock in respect of such Losses valued as the Purchase Price.  Notwithstanding the preceding sentence, if the Purchaser Party elects to receive shares of Common Stock and/or Series C Preferred Stock in accordance with the preceding sentence, (i) the Company shall first issue Common Stock to such Purchaser Party until such Purchaser Party, together with any other Person whose Company securities would be aggregated with such Purchaser Party's Company securities for purposes of any bank regulatory Law, owns 9.9% of the pro forma outstanding Common Stock of the Company, and (ii) after the issuance of Common Stock (if any) pursuant to clause (i) above, the Company shall issue Series C Preferred Stock or Non-Voting Common Stock to such Purchaser Party until such Purchaser Party, together with any other Person whose Company securities would be aggregated with such Purchaser Party's Company securities for purposes of any bank regulatory Law, owns 33.3% of the total pro forma outstanding equity of the Company, and (iii) after the issuance of Common Stock (if any) and Series C Preferred Stock (if any) and Non-Voting Common Stock (if any) pursuant to clauses (i) and (ii) above, the Company shall pay such Purchaser Party cash with respect to any remaining Losses not satisfied pursuant to clauses (i) and (ii) above.  Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to purchase price for Tax purposes, except as otherwise required by Law or deemed impermissible under GAAP.
(b) Conduct of Indemnification Proceedings.  Promptly after receipt by any Purchaser Party of notice of any demand, claim, or circumstances which would or might give rise to a claim or the commencement of any action, proceeding, or investigation in respect of which indemnity may be sought pursuant to Section 4.8(a), such Purchaser Party shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Purchaser Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Purchaser Party so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially and adversely prejudiced by such failure to notify.  In any such proceeding, any Purchaser Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party unless (i) the Company and the Purchaser Party shall have mutually agreed to the retention of such counsel, (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Purchaser Party in such proceeding, or (iii) in the reasonable judgment of counsel to such Purchaser Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  Without the prior written consent of the Purchaser Party, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Purchaser Party is or could have been a party and indemnity could have been sought hereunder by such Purchaser Party, unless such settlement includes an unconditional release of such Purchaser Party from all liability arising out of such proceeding.
(c) Limitation on Amount of Company's Indemnification Liability.
(i) Tipping Basket.  The Company will not be liable for Losses that otherwise are indemnifiable under Section 4.8(a)(i) until the total of all Losses under Section 4.8(a)(i) incurred by all Purchasers exceeds $250,000, at which point the full amount of all Losses shall be recoverable.
(ii) Maximum.  The maximum aggregate liability of the Company for all Losses under Section 4.8(a)(i) is the aggregate Purchase Price by all Purchasers, provided however, that the maximum aggregate liability of the Company for all Losses under Section 4.8(a)(i) as to any individual Purchaser is the aggregate Purchase Price of such individual Purchaser.
(iii) Exceptions. The provisions of Section 4.8(c)(i) and (ii) do not apply to (A) claims due to the inaccuracy of any of the representations or breach of any of the warranties of the Company in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.1(f), 3.1(g), 3.1(i), 3.1(j), 3.1(w), 3.1(dd) or 3.1(tt), or (B) indemnification claims involving fraud or knowing and intentional misconduct by the Company.
(iv) Materiality Scrape. For purposes of the indemnity contained in Section 4.8(a)(i) and Section 4.8(c), all qualifications and limitations set forth in the parties' representations and warranties as to "materiality," "Material Adverse Effect" and words of similar import shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and the Losses arising therefrom.
4.9 Use of Proceeds
.  The Company shall use the net proceeds from the sale of the Shares (a) to redeem the Company's outstanding Series A Preferred Stock and Series B Preferred Stock, (b) to pay all accrued and unpaid interest in respect of the Debentures associated with the Company's outstanding trust preferred securities and (c) for other general corporate purposes.
4.10 Limitation on Beneficial Ownership
.  No Purchaser (and its Affiliates or any other Persons with which it is acting in concert) will be entitled to purchase a number of Common Shares that would result in such Purchaser becoming, directly or indirectly, the beneficial owner (as determined under Rule 13d-3 under the Exchange Act) of more than 9.9% of the number of shares of the Company's voting securities issued and outstanding.
4.11 No Solicitation of Competing Proposal
.
(a) Except as provided in this Section 4.11, from and after the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 6.16, the Company agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause the Company's directors, officers, employees, agents, consultants and advisors not to, directly or indirectly, solicit, initiate, or encourage or facilitate any inquiries or proposals from, discuss or negotiate with, or provide any information to, any person relating to any Acquisition Transaction or a potential Acquisition Transaction involving the Company or any of its Subsidiary.
(b) Notwithstanding the limitations set forth in Section 4.11(a), if after the date of this Agreement and prior to the Closing, the Company receives an unsolicited proposal from any Person with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited initiated or assisted by the Company or its directors, officers, employees, agents consultants or advisors (an "Unsolicited Company Proposal") which did not result from or arise in connection with a breach of Section 4.11(a) and which the board of directors (or any committee thereof) of the Company determines in good faith, after consultation with the Company's outside legal and financial advisors: (i) constitutes a Superior Proposal (as defined in Section 4.11(f)); or (ii) could reasonably be expected to result, including after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions after providing written notice to each Purchaser of such determination and the basis therefor: (x) furnish nonpublic information with respect to, and provide access to the properties, books and records of, the Company and its Subsidiaries to the Person (and its representatives) making such Unsolicited Company Proposal, if, and only if, prior to so furnishing such information, the Company and such Person enter into a confidentiality agreement (a "Third Party Confidentiality Agreement") that is no less restrictive in any material respect regarding the confidentiality of the Company's and its Subsidiaries' information than the confidentiality agreements between the Company and the Purchasers and (y) engage in discussions and negotiations with the Person (and its representatives) with respect to the Unsolicited Company Proposal; provided, however, that the Company has complied in all material respects with the requirements of Section 4.11(d) with respect to such Unsolicited Company Proposal or such Superior Proposal.
(c) Notwithstanding the limitations set forth in Section 4.11(a), if, prior to the Closing, the board of directors (or any committee thereof) of the Company determines in good faith, after consultation with the Company's outside legal and financial advisors, that, due to the existence of a Superior Proposal or an Unsolicited Company Proposal which the Company's board of directors determines in good faith, after consultation with the Company's outside legal and financial advisors, could reasonably be expected to result, including after the taking of any of the actions referred to in either of clause (x) or (y) of Section 4.11(b), in a Superior Proposal, the board of directors and the Company may, solely with respect to a Superior Proposal, enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement pursuant to Section 6.16(a)(vii) (provided that the Company may not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless (x) the board of directors (or applicable committee) determines in good faith, after consultation with the Company's outside legal and financial advisors, that failure to take such action would be reasonably likely to constitute a breach by the board of directors (or applicable committee) of the Company of its fiduciary duties under applicable law and (y) in advance of or concurrently with such termination the Company pays or causes to be paid the Termination Fee to each Purchaser in accordance with Section 6.16), but only if the Company shall have first: (i) provided three (3) business days' prior written notice to each Purchaser that it is prepared to enter into a binding written agreement with respect to the Superior Proposal and terminate this Agreement, and specifying the reasons therefor, including the terms and conditions of the Unsolicited Company Proposal or Superior Proposal, as applicable (including the most current version of any proposed agreement(s)), and the identity of the person making the proposal; (ii) offered to provide to each Purchaser copies of documents relating to the Unsolicited Company Proposal or Superior Proposal provided to the Company by the person making the proposal (or provided by the Company to such person or their representatives), including all material non-public information delivered or made available to the person making any Unsolicited Company Proposal or Superior Proposal in connection with such Unsolicited Company Proposal or Superior Proposal that was not previously delivered or made available to each Purchaser; (iii) provided to each Purchaser the most current version of any proposed agreement or any other letter or other document containing such person's proposal (as it may have been revised by the Company); and (iv) during such three (3) business day period, if requested by a Purchaser, engaged in, and caused its financial and legal advisors to engage in, good faith negotiations with such Purchaser to amend this Agreement so that such Unsolicited Company Proposal ceases to be a Superior Proposal or is no longer reasonably expected to result in a Superior Proposal, as the case may be.  The Company acknowledges and agrees that, during such three (3) business day period, (i) any change to the financial terms or (ii) any material change to any other terms of an Unsolicited Company Proposal or Superior Proposal shall require compliance with the foregoing provisions anew.
(d)  The Company shall notify each Purchaser orally and in writing promptly (but in no event later than one (1) business day) after receipt by the Company, the Bank, or any of their respective directors, officers, employees, representatives, agents or advisors of any proposal or offer from any person other than a Purchaser regarding an Acquisition Transaction or any request for non-public information by any person other than a Purchaser in connection with an Acquisition Transaction, which written notice shall indicate, the name of such person and the material terms and conditions of any such proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep each Purchaser reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company's intentions as previously notified.
(e)  Nothing contained in this Agreement shall prevent the Company or its board of directors (or any committee thereof) from issuing as "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Transaction or from making any disclosure to the Company shareholders if the board of directors of the Company (after consultation with outside counsel) concludes that its failure to do so would be inconsistent with applicable Law, including its fiduciary duties.
(f) As used in this agreement, "Superior Proposal" shall mean a bona fide written Unsolicited Company Proposal (not solicited or initiated in violation of Section 4.11(a)) that relates to a potential Acquisition Transaction (but changing the references to the 20% amounts contained in the definition of Acquisition Transaction to references to 50%) that is determined in good faith by the board of directors of the Company, after consultation with the Company's legal and financial advisors, and after taking into account all relevant terms and conditions of the Unsolicited Company Proposal and this Agreement, is on terms that are more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (and after giving effect to any changes to this Agreement proposed in writing by Purchasers in response to such proposal or otherwise) and is, in the reasonable judgment of the board of directors, reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer and the third party or parties making the inquiry, proposal or offer.
4.12 No Additional Issuances
.  Between the date of this Agreement and the Closing Date, except for the Shares being issued pursuant to this Agreement, the Company shall not issue or agree to issue any additional shares of Common Stock or other securities which provide the holder thereof the right to convert such securities into, or acquire, shares of Common Stock.  For the avoidance of doubt, nothing in this Section 4.12 shall restrict the Company from issuing securities in response or pursuant to an order or directive by the Federal Reserve with respect to capital adequacy.
4.13 Conduct of Business
.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement, the Company will, and will cause its Subsidiaries to:  (i) operate their business in the ordinary course consistent with past practice of the Company and its Subsidiaries; (ii) use commercially reasonable efforts to preserve intact the current business organization of the Company; (iii) use commercially reasonable efforts to retain the services of their employees, consultants, and agents; (iv) use commercially reasonable efforts to preserve the current relationships of the Company and its Subsidiaries with material customers and other Persons with whom the Company and its Subsidiaries have and intend to maintain significant relations; (v) maintain all of its operating assets in their current condition (normal wear and tear excepted); (vi) refrain from taking or omitting to take any action that would constitute a breach of Section 3.1(k); and (vii) refrain from (1) declaring, setting aside or paying any distributions or dividends on, or making any distributions (whether in cash, securities, or other property) in respect of, any of its capital stock, (2) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities, and (3) purchasing, redeeming or otherwise acquiring any capital stock, assets or other securities or any rights, warrants or options to acquire any such capital stock, assets or other securities, other than acquisitions of investment securities in the ordinary course of business and the redemption or repurchase of the Series A Preferred Stock, Series B Preferred Stock, or the payment of deferred interest on the trust preferred securities in accordance with this Agreement.
4.14 Avoidance of Control
.
(a) Notwithstanding anything to the contrary in this Agreement, no Purchaser (together with its Affiliates (as such term is used under the BHCA)) shall have the ability to purchase or exercise any voting rights of any class of securities in excess of 9.9% of the total outstanding voting securities of the Company.  In the event a Purchaser breaches its obligations under this Section 4.14 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.
(b) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary shall take any action (including, without limitation, any redemption, repurchase, rescission or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where each Purchaser is not given the right to participate in such redemption, repurchase, rescission or recapitalization to the extent of such Purchaser's pro rata proportion), that would reasonably be expected to pose a substantial risk that (a) such Purchaser's equity of the Company (together with equity owned by such Purchaser's affiliates (as such term is used under the BHCA) to exceed 33.3% of the Company's total equity (provided that there is no ownership or control in excess of 9.9% of any class of voting securities of the Company by such Purchaser, together with such Purchaser's Affiliates) or (b) such Purchaser's ownership of any class of voting securities of the Company (together with the ownership by such Purchaser's Affiliates (as such term is used under the BHCA) of voting securities of the Company) to exceed 9.9%, in each case without the prior written consent of such Purchaser, or to increase to an amount that would constitute "control" under the BHCA, the CIBC Act, or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause such Purchaser to "control" the Company under and for purposes of the BHCA, the CIBC Act or any rules or regulations promulgated thereunder (or any successor provisions).  Notwithstanding anything to the contrary in this Agreement, no Purchaser (together with its Affiliates (as such term is used under the BHCA)) shall have the ability to purchase more than 33.3% of the Company's total equity or exercise any voting rights of any class of securities in excess of 9.9% of the total outstanding voting securities of the Company.  In the event either the Company or a Purchaser breaches its obligations under this Section 4.14 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify ownership or, to the extent commercially reasonable, make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.
4.15 Most Favored Nation
.  During the period from the date of this Agreement through the Closing, neither the Company nor its Subsidiaries shall enter into any additional, or modify any existing, agreements, arrangements or understandings with any existing or future investors in the Company or any of its Subsidiaries that have the effect of establishing rights or otherwise benefiting such Qualifying Purchaser in a manner more favorable in any material respect to such Qualifying Purchaser than the rights and benefits established in favor of the Qualifying Purchasers by this Agreement, unless, in any such case, the Qualifying Purchasers have been provided with such rights and benefits, provided, however, this provision shall have no effect if Regulatory Authorities determine that the effect of this provision is to earn any capital assessment with Securities issued under this Agreement is not Tier 1 capital or that this provision negatively impacts the safety and soundness of the Bank and the Company.
4.16 Filings; Other Actions
.  Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, will reasonably cooperate and consult with the other and use commercially reasonable efforts to provide all necessary and customary information and data, to prepare and file all necessary documentation, to effect all necessary  applications, notices, petitions, filings and other documents, to provide evidence of non-control of the Company and the Bank, to the extent requested by the applicable Governmental Entity, including executing and delivery to the applicable Governmental Entities customary passivity commitments, disassociation commitments, and commitments not to act in concert, with respect to the Company or the Bank, and to obtain all necessary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, in each case, (i) necessary to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement, in each case required by it, and (ii) with respect to each Purchaser, to the extent typically provided by such Purchaser to such third parties or Governmental Entities, as applicable, under such Purchaser's policies or practices, and subject to such confidentiality requests as the Purchaser may reasonably seek.  Each of the parties hereto shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (i) and (ii) of the first sentence of this Section 4.16.  Each Purchaser, with respect to itself only, and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information and confidential information related to such Purchaser, all the information (other than confidential information) relating to such other parties, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement; provided that (i) for the avoidance of doubt, no Purchaser shall have the right to review any such information relating to another Purchaser and (ii) a Purchaser shall not be required to disclose to the Company or any other Purchaser any information that is confidential and proprietary to such Purchaser, its Affiliates, its investment advisors, or its or their control persons or equity holders.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, agrees to keep the other reasonably apprised of the status of matters referred to in this Section 4.16.  Each Purchaser, with respect to itself only, and the Company shall promptly furnish the other with copies of written communications received by it or its Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, that the party delivering any such document may redact any confidential information contained therein.  Notwithstanding anything in this Section 4.16 or elsewhere in this Agreement to the contrary, the Purchaser shall not be required to provide to any person pursuant to this Agreement any of its, its Affiliates', its investment advisors' or its or their control persons' or equity holders' nonpublic, proprietary, personal, or otherwise confidential information including the identities or financial condition of limited partners, shareholders, or non-managing members of the Purchaser or its Affiliates or their investment advisors.  The Company shall file Form Ds timely with the SEC and other jurisdictions' securities and blue sky officials.  Notwithstanding anything to the contrary in this Section 4.16, no Purchaser shall be required to perform any of the above actions if such performance would constitute or could reasonably result in a Burdensome Condition; for the avoidance of doubt, any requirement to disclose the identities or financial condition of limited partners, shareholders, or non-managing members of such Purchaser or its Affiliates or its investment advisers shall be deemed a Burdensome Condition unless otherwise determined by such Purchaser in its sole discretion.
4.17 Gross-Up Rights
.
(a) Sale of New Securities.  For so long as a Qualifying Purchaser, together with its Affiliates, satisfies the Minimum Ownership Interest, if at any time after the date hereof the Company makes any public or nonpublic offering or sale of any equity (including Common Stock, Series C Preferred Stock, Non-Voting Common Stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an "equity kicker") (including any hybrid security) (any such security, a "New Security") (other than (i) any Common Stock, Series C Preferred Stock or other securities issuable upon the exercise or conversion of any securities of the Company issued or agreed or contemplated (and disclosed to the Qualifying Purchaser in writing) to be issued as of the date hereof; (ii) pursuant to the granting or exercise of employee stock options, restricted stock or other stock incentives pursuant to the Company's stock incentive plans approved by the board of directors or the issuance of stock pursuant to the Company's employee stock purchase plan approved by the board of directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation; (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction; or (iv) within one (1) year following completion of this offering, the issuance of Common Stock by the Company pursuant to a registered or unregistered offering to existing Company shareholders to purchase up to an aggregate of $10,000,000 in shares of Common Stock at the Purchase Price (the "Rights Offering"); provided, however, that all Purchasers shall be prohibited from participating in the Rights Offering).  To the extent that more than one Qualifying Purchaser exercise rights to acquire New Securities pursuant to this Section 4.17 greater than the total number of New Securities proposed to be issued by the Company, the New Securities shall be allocated among the Qualifying Purchasers pro rata based on the number of Shares acquired by such Qualifying Purchasers pursuant to this Agreement; provided that in no event shall any Qualifying Purchaser have the right to purchase New Securities hereunder to the extent such purchase would result in such Qualifying Purchaser, together with any other person whose Company securities would be aggregated with such Qualifying Purchaser's Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by such Qualifying Purchaser) would represent more than 9.9% of the Voting Securities or more than 33.3% of the Company's total equity outstanding.
(b) Limitation on Voting Securities.  Notwithstanding anything in this Section 4.17 to the contrary, upon the request of the Qualifying Purchaser that the Qualifying Purchaser not be issued Voting Securities in whole or in part upon the exercise of its rights to purchase New Securities, the Company shall cooperate with the Qualifying Purchaser to modify the proposed issuance of New Securities to the Qualifying Purchaser to provide for the issuance of Series C Preferred Stock, Non-Voting Common Stock or other non-voting securities in lieu of Voting Securities; provided, however, that to the extent, following such reasonable cooperation, such modification would cause any other Qualifying Purchaser to exceed its respective ownership limitation set forth in the applicable other securities purchase agreement, the Company shall, and shall only be obligated to, issue and sell to the Qualifying Purchaser such number of Voting Securities and nonvoting securities as will not cause any other Qualifying Purchaser to exceed its respective ownership limitation set forth in the applicable other securities purchase agreement and that the Qualifying Purchaser has indicated it is willing to hold following consummation of such Offering (as defined in Section 4.17(c) below), and any remaining securities may be offered, sold or otherwise transferred to any other person or persons in accordance with Section 4.17(e).
(c) Notice.  In the event the Company proposes to offer or sell New Securities (the "Offering"), it shall give the Qualifying Purchaser written notice of its intention, describing the price (or range of prices), anticipated amount of New Securities, timing, and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than 15 Business Days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public Offering or after the commencement of marketing with respect to a Rule 144A Offering or an Offering pursuant to Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.  If the information contained in the notice constitutes material non-public information (as defined under the applicable securities laws), the Company shall deliver such notice only to the individuals identified (with respect to the Qualifying Purchaser) in Section 6.3 hereof, and shall not communicate the information to anyone else acting on behalf of the Qualifying Purchaser without the consent of one of the designated individuals.  The Qualifying Purchaser shall have 20 Business Days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 4.17 and as to the amount of New Securities the Qualifying Purchaser desires to purchase, up to the maximum amount permitted pursuant to the last sentence of Section 4.17(a).  Such notice shall constitute a nonbinding indication of interest of the Qualifying Purchaser to purchase the amount of New Securities so specified at the price and other terms set forth in the Company's notice to it.  The failure of the Qualifying Purchaser to respond within such 20 Business Day period shall be deemed to be a waiver of such Qualifying Purchaser's rights under this Section 4.17 only with respect to the Offering described in the applicable notice.
(d) Purchase Mechanism.  If the Qualifying Purchaser exercises its rights provided in this Section 4.17, the closing of the purchase of the New Securities in connection with the closing of the Offering with respect to which such right has been exercised shall take place within 30 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 180 days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or shareholder approvals).  Notwithstanding anything to the contrary herein, the closing of the purchase of the New Securities by the Qualifying Purchasers will occur no earlier than the closing of the Offering triggering the right being exercised by the Qualifying Purchaser.  Each of the Company and the Qualifying Purchaser agrees to use its commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.
(e) Failure of Purchase.  In the event the Qualifying Purchaser fails to exercise its rights provided in this Section 4.17 within this 20 Business Day period or, if so exercised, the Qualifying Purchaser is unable to consummate such purchase within the time period specified in Section 4.17(d) above because of its failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled (during the period of 90 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 90 days from the date of such agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.17 by the Qualifying Purchaser or which the Qualifying Purchaser is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such New Securities than were specified in the Company's notice to the Qualifying Purchaser.  Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such 90-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of such agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of such agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such New Securities to the Qualifying Purchaser in the manner provided above.
(f) Expedited Issuance; Regulatory Directive.  Notwithstanding the foregoing provisions of this Section 4.17, if a majority of the directors of the board of directors determines that the Company must issue equity or debt securities on an expedited basis, then the Company may consummate the proposed issuance or sale of such securities ("Expedited Issuance") and then comply with the provisions of this Section 4.17 provided that (i) the purchasers of such New Securities have consented in writing to the issuance of additional New Securities in accordance with the provisions of this Section 4.17, and (ii) the sale of any such additional New Securities under this Section 4.17(f) to the Qualifying Purchaser and certain other Qualifying Purchasers, signatory to other securities purchase agreements pursuant to this Section 4.17 and similar provisions in the other securities purchase agreements shall be consummated as promptly as is practicable but in any event no later than 90 days subsequent to the date on which the Company consummates the Expedited Issuance under this Section 4.17(f).  Notwithstanding anything to the contrary herein, the provisions of this Section 4.17(f) (other than as provided in subclause (ii) of this Section 4.17(f)) shall not be applicable and the consent of the purchasers of such New Securities shall not be required in connection with any Expedited Issuance undertaken at the written direction of the applicable federal banking regulator of the Company or the Bank.  Notwithstanding anything to the contrary in this Agreement, no rights of the Qualifying Purchaser under this Agreement will be adversely affected solely as the result of the temporary dilution of its percentage ownership of Common Stock due to an Expedited Issuance under this Section 4.17(f); provided, however, that such rights may be adversely affected from and after such time, if any, that the Qualifying Purchaser declines to purchase Common Stock offered to the Qualifying Purchaser under this Section 4.17.
(g) Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the board of directors; provided, however, that such fair value as determined by the board of directors shall not exceed the aggregate market price of the securities being offered as of the date the board of directors authorizes the offering of such securities.
(h) Cooperation.  The Company and the Qualifying Purchaser shall cooperate in good faith to facilitate the exercise of the Qualifying Purchaser's rights under this Section 4.17, including to secure any required approvals or consents.
4.18 Governance Matters.
(a) Following the Closing and upon the written request of a Qualifying Purchaser, the Company will promptly cause one representative of each Qualifying Purchaser (the "Board Representatives") to be elected or appointed to the board of directors of the Company (the "Board of Directors"), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company, and the board of directors of the Bank (the "Bank Board"), subject to all legal and regulatory requirements regarding service and election or appointment as a director of the Bank, in each case, with respect to each Qualifying Purchaser, so long as such Qualifying Purchaser, together with its Affiliates, owns either in the aggregate 50% or more of all of the purchased Shares by such Qualifying Purchaser and its Affiliates under this Agreement or, in the aggregate, 5.0% or more of the Common Stock then outstanding (provided that, in making such calculation, (i) all shares of Common Stock into or for which shares of any securities owned by the Purchaser are directly or indirectly convertible or exercisable (which, for the avoidance of doubt, shall include those shares of Common Stock and Non-Voting Common Stock issuable upon the conversion of shares of Series C Preferred Stock), shall be included in the numerator, (ii) the shares described in clause (i) and all such shares owned by or attributed to other Purchasers shall be included in the denominator, and (iii) all securities issued by the Company after the Closing Date other than in connection with an issuance in which the Purchaser was offered the right to purchase its pro rata portion of such securities in accordance with Section 4.17 shall be excluded from the denominator) ("Minimum Ownership Interest"). So long as a Qualifying Purchaser, together with its respective Affiliates, has a Minimum Ownership Interest, the Company will recommend to its shareholders the election of the Board Representatives to the Board of Directors at a special meeting of the Company's shareholders or the annual meeting of shareholders, as applicable, subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company. If a Qualifying Purchaser no longer has a Minimum Ownership Interest, such Qualifying Purchaser will have no further rights under Sections 4.18(a) through 4.18(b) and, at the written request of the Board of Directors, shall use commercially reasonable efforts to cause its Board Representative to resign from the Board of Directors and the Bank Board as promptly as possible thereafter.
(b) Each Board Representative shall, subject to applicable law, be one of the Company's nominees to serve on the Board of Directors. The Company shall use its reasonable best efforts to have each Board Representative elected as a director of the Company by the shareholders of the Company, and the Company shall solicit proxies for the Board Representatives to the same extent as it does for any of its other Company nominees to the Board of Directors.  The Company shall ensure, and shall cause the Bank to ensure, that the Board of Directors and the Bank Board shall have at least four members for so long as any Qualifying Purchaser shall have the right to appoint a Board Representative.  Each Qualifying Purchaser covenants and agrees to hold any information obtained from its Board Representative in confidence.  Notwithstanding anything to the contrary contained herein, at all times when each Qualifying Purchaser maintains a Minimum Ownership Interest, it shall comply in all respects with the Federal Reserve's Policy Statement on equity investments in banks and bank holding companies and any other guidance promulgated in connection with the matters addressed therein.
(c) Subject to Section 4.18(a), upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of Directors or the Bank Board of its Board Representative, each Qualifying Purchaser shall have the right to designate the replacement for such Board Representative, which replacement shall satisfy all legal, bank regulatory and governance requirements regarding service as a director of the Company.  The Board and the Bank Board shall use their respective reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Company's nominees to serve on the Board and the Bank Board), using reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board, as the case may be.
(d) The Company hereby agrees that, from and after the Closing Date, for so long as any Qualifying Purchaser and its respective Affiliates in the aggregate have a Minimum Ownership Interest, the Company shall invite a person designated by such Qualifying Purchaser (the "Observer") to attend meetings of the Board of Directors and the Bank Board (including any meetings of committees thereof on which the Board Representative is permitted to attend) in a nonvoting, nonparticipating observer capacity. The Observer shall not have any right to make motions or vote on any matter presented to the Board of Directors or the Bank Board or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board of Directors and the Bank Board at the same time and in the same manner as the members of the Board of Directors or the Bank Board (as the case may be), shall provide the Observer with all written materials and other information given to members of the Board of Directors or the Bank Board (as the case may be) at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any confidential supervisory information) and shall permit the Observer to attend as an observer at all meetings thereof, and in the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. If the Qualifying Purchaser no longer has a Minimum Ownership Interest, the Investor will have no further rights under this Section 4.18(d).
(e) Each Board Representative shall be entitled to compensation and indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board of Directors or the Bank Board, as applicable, and shall be entitled to reimbursement for reasonable and documented out-of-pocket expenses up to $30,000 in the aggregate per year, incurred in attending meetings of the Board of Directors and the Bank Board, or any committee thereof in accordance with Company policy.  The Company shall notify the Board Representative(s) or the Observer(s), as the case may be, of all regular meetings and special meetings of the Board of Directors or the Bank Board and of all regular and special meetings of any committee of the Board of Directors or the Bank Board. The Company shall provide the Board Representative(s) or the Observer(s), as the case may be, with copies of all notices, minutes, consents and other material that it provides to all members of the Board of Directors or the Bank Board (as applicable) at the same time such materials are provided to the other members.
(f) The Company acknowledges that the Board Representatives may have certain rights to indemnification, advancement of expenses and/or insurance provided by a Qualifying Purchaser and/or its respective Affiliates (collectively, the "Qualifying Purchaser Indemnitors").  The Company hereby agrees on behalf of itself and the Bank that with respect to a claim by a Board Representative for indemnification arising out his or her service as a director of the Company and/or the Bank (1) that it is the indemnitor of first resort (i.e., its obligations to the Board Representatives with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board or the Bank Board, as applicable) are primary and any obligation of the Qualifying Purchaser Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Board Representative are secondary), and (2) the Qualifying Purchaser Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Board Representative against the Company.
(g) Promptly following the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (the "2015 Form 10-K") with the Commission, but in any event, no later than the earlier of (i) 30 days following such filing or (ii) December 31, 2016, the Company shall duly call, give notice of, establish a record date for, convene and hold its annual shareholders' meeting (the "Shareholders' Meeting"), for the purpose of, among other matters, voting upon approval and adoption of an amendment to the Articles of Incorporation (the "Shareholder Approval"), in the form attached as Annex A to Exhibit H (the "Fifth Articles of Amendment"); provided, however, that if the 2015 Form 10-K is not filed by December 31, 2016, the Company shall duly call, give notice of, establish a record date for, convene and hold a special shareholders' meeting to obtain Shareholder Approval of the Fifth Articles of Amendment no later than January 31, 2017.  The Company shall: (A) through its Board of Directors recommend to its shareholders the approval and adoption of the Fifth Articles of Amendment (the "Company Recommendation"); (B) include such Company Recommendation in the proxy statement delivered to shareholders; and (C) use its best efforts to obtain the Shareholder Approval.  Neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Purchasers, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation. The Company shall adjourn or postpone the Shareholders' Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.  The Company shall also adjourn or postpone the Shareholders' Meeting, if on the date of the Shareholders' Meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Shareholder Approval and, following such adjournment or postponement, the Company shall solicit proxies representing a sufficient number of shares to obtain the Shareholder Approval. Following the first of either such adjournment or postponement, if requested by the Purchasers, the Company shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Purchasers in connection with obtaining the Shareholder Approval.
(h) After obtaining the Shareholder Approval, the Company shall as promptly as reasonably practical, file the Fifth Articles of Amendment with the Secretary of State of the State of New Mexico, as required by applicable Law and provide the Purchasers a certificate from the Secretary of State of the State of New Mexico evidencing that the Fifth Articles of Amendment is in full force and effect as of a date within five Business Days after the date of the Shareholders' Meeting.
4.19 Listing of Common Stock
. The Company will commercially reasonable efforts to list the Common Stock for quotation on a "national securities exchange" that is registered with the SEC under Section 6 of the Exchange Act within three years after the Closing, and maintain the listing of the Common Stock on such "national securities exchange" thereafter.
4.20 Notice of Certain Events
.  Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Sections 5.1 or 5.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware that would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided that delivery of any notice pursuant to this Section 4.20 shall not modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.  Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party's attorney-client privilege.
4.21 Shareholder Litigation
.  The Company shall promptly inform the Purchaser of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding ("Shareholder Litigation") against the Company, any Subsidiary of the Company or any of the past or present executive officers or directors of the Company or any of its Subsidiaries that is threatened in writing or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby or by the Transaction Documents.  The Company shall consult with the Purchaser and keep the Purchaser informed of all material filings and developments relating to any such Shareholder Litigation.
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
5.1 Conditions Precedent to the Obligations of the Purchasers to Purchase Shares
.  The obligation of each Purchaser to acquire Shares at the Closing is subject to the fulfillment to the Qualifying Purchasers' satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by a Qualifying Purchaser (as to itself and other Purchasers who are not Qualifying Purchasers only):
(a) Representations and Warranties.  The representations and warranties made by the Company in Section 3.1 hereof shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date);
(b) Performance.  The Company shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Transaction Documents to be performed, satisfied, or complied with by it at or prior to the Closing.
(c) No Injunction.  No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction, nor has there been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents or restricts any Purchaser or any of a Purchaser's Affiliates from owning or voting any securities of the Company in accordance with the terms thereof.
(d) Consents.  The Company shall have obtained in a timely fashion any and all consents, permits, approvals, non-objections, registrations, and waivers necessary for consummation of the sale of the Shares (including all Required Approvals of the Company), all of which shall be and remain so long as necessary in full force and effect.
(e) No Suspensions of Common Stock.  The Common Stock shall not have been suspended, as of the Closing Date, by the Commission nor shall suspension by the Commission have been threatened, as of the Closing Date, in writing by the Commission.
(f) Company Deliverables.  The Company shall have delivered the Company Deliverables in accordance with Section 2.3(a).
(g) Minimum Offering Amount.  At the Closing, the number of shares of the Common Stock and Series C Preferred Stock to be sold under this Agreement shall result in gross proceeds to the Company of $52 million.  The Company shall have received and accepted the subscriptions for such amount and the proceeds due to the Company under such subscriptions shall have been previously received by the Company.
(h) Regulatory Approvals for Redemptions.  The Company shall have obtained all necessary regulatory or others approvals for the use of proceeds described in Section 4.9(a) and (b).
(i) Termination.  This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.16 herein.
(j) No Burdensome Condition.  Since the date hereof, there shall not be imposed any Burdensome Condition.
(k) Registration Rights Agreement.  The Company and each Qualifying Purchaser shall have executed and delivered the Registration Rights Agreement.
(l) Non-Control Determination.  Each Purchaser who, together with its Affiliates and persons who share a common investment advisor with such Purchaser, has committed to acquire a beneficial ownership of 5% or more of the outstanding shares of Common Stock (collectively, the "9.9%  Purchaser" and each a "9.9% Purchaser") has received, in each 9.9% Purchaser's sole discretion, satisfactory feedback from the Federal Reserve (which may be the absence of any communication from the Federal Reserve) that such 9.9% Purchaser will not have "control" of the Company or the Bank for purposes of the BHCA and that no notice is required under the CIBC Act.
(m) Ownership Limitation.  The purchase of the Shares by each Purchaser shall not (i) cause such Purchaser or any of its affiliates to violate any banking regulation, (ii) require such Purchaser or any of its affiliates to file a prior notice under the CIBC Act, or otherwise seek prior approval of any banking regulator, (iii) require such Purchaser or any of its affiliates to become a bank holding company or otherwise serve as a source of strength for the Company or any Subsidiary, or (iv) cause such Purchaser, together with any other person whose Company securities would be aggregated with such Purchaser's Company securities for purposes of any banking regulation or law, to collectively be deemed to own, control, or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Purchaser and such other Persons) would represent more than 9.9% of any class of voting securities of the Company outstanding at such time.
(n) Material Adverse Effect.  No Material Adverse Effect shall have occurred since December 31, 2015.
(o) VCOC Letter Agreements.  The Company and Castle Creek shall have executed and delivered the Castle Creek VCOC Letter Agreement. The Company and Patriot shall have executed and delivered the Patriot VCOC Letter Agreement.
(p) No Change in Control.  The Company shall not have agreed to enter into or entered into (i) any agreement or transaction in order to raise capital, or (ii) any transaction that resulted in, or would result in if consummated, a Change in Control of the Company, in each case, other than in connection with the transactions contemplated by the Transaction Documents.
(q) Fourth Articles of Amendment.  At the Closing, the Company shall have filed with the New Mexico Secretary of State (and the New Mexico Secretary of State shall have issued a certificate of amendment evidencing the effectiveness of) the Fourth Articles of Amendment.
(r) Well-Capitalized Status.  After Closing, (A) the Bank's capital levels shall exceed the specific quantitative capital requirements necessary to be deemed "well capitalized" as defined in 12 C.F.R. § 6.4(c)(1), however, for so long as the Bank remains subject to the Consent Order, the Bank will not qualify as "well capitalized" due to such Consent Order; (B) the Company's capital levels shall exceed the specific quantitative capital requirements necessary to be deemed "well capitalized" as defined in 12 C.F.R. §§ 225.2(r), however, for so long as the Company remains subject to the Written Agreement, the Company will not qualify as "well capitalized" due to such Written Agreement; (C) the Company and the Bank shall meet or exceed all specific quantitative capital requirements stated in any written agreement, order, understanding or undertaking with the Federal Reserve or the OCC, as applicable; (D) subject to any regulatory limitations, the Series C Preferred Stock shall qualify as "Additional Tier 1 capital" under 12 C.F.R. Section 217.20(c); and (E) the Company's capital structure will comply with the "dominance" of voting common equity provisions of 12 C.F.R. Part 225, Appendix A or the Company will have received a nonobjection of such requirement.
(s) Non-Performing Assets.  As of the end of the month immediately prior to the Closing, total nonperforming assets shall not have increased more than 33% over total nonperforming assets as of June 30, 2016.
(t) Board Representatives.  At the Closing, each Board Representative designated by a Qualifying Purchaser shall be elected or appointed to the Board of Directors in accordance with the terms of Section 4.18(a).
(u) Deferred Tax Asset.  Each Qualifying Purchaser shall be reasonably satisfied with the Deferred Tax Assets analysis prepared by the Company.
5.2 Conditions Precedent to the Obligations of the Company to sell the Shares
.  The Company's obligation to sell and issue the Shares to each Purchaser at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date (except to the extent made only as of a different specified date, in which case as of such date) of the following conditions, any of which may be waived by the Company:
(a) Representations and Warranties.  The representations and warranties made by each Purchaser in Section 3.2 hereof shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date), in each case except as would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents;
(b) Performance.  Such Purchaser shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Transaction Documents to be performed, satisfied, or complied with by such Purchaser at or prior to the  Closing Date.
(c) No Injunction.  No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction, nor has there been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.
(d) Consents.  Such Purchaser shall have obtained in a timely fashion any and all consents, permits, approvals, non-objections, registrations, and waivers necessary for consummation of the purchase of the Shares, all of which shall be and remain so long as necessary in full force and effect.
(e) Minimum Offering Amount.  At the Closing, the number of shares of the Common Stock and Series C Preferred Stock to be sold under this Agreement shall result in gross proceeds to the Company of $52 million.  Purchasers shall have submitted subscriptions for such amount and the proceeds due to the Company under such subscriptions shall have been previously received by the Company.
(f) Ownership Limitation.  The purchase of the Shares by each Purchaser shall not cause the Federal Reserve to require such Purchaser or any of its affiliates (i) to file a prior notice under the CIBC Act, or (ii) to become a bank holding company or otherwise serve as a source of strength for the Company or any Subsidiary.
(g) Purchaser Deliverables.  Each Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.3(b).
ARTICLE VI
MISCELLANEOUS
6.1 Fees and Expenses
.  Other than as set forth in the Expense Reimbursement Agreement, or elsewhere in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby.  The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Shares to the Purchasers.
6.2 Entire Agreement
.  The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions, and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits, and schedules.  At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.
6.3 Notices
.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e‑mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e‑mail notification or confirmation of receipt of an e‑mail transmission) at the facsimile number or e‑mail address specified in this Section prior to 5:00 p.m., Eastern time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e‑mail at the facsimile number or e‑mail address specified in this Section on a day that is not a Trading Day or later than 5:00 p.m., Eastern time, on any Trading Day, (c) if sent by U.S. nationally recognized overnight courier service with next day delivery specified (receipt requested) the Trading Day following delivery to such courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:
If to the Company:	Trinity Capital Corporation 1200 Trinity Drive Los Alamos, New Mexico 87544 Attention: John S. Gulas, Chief Executive Officer
Email:  johnsg@lanb.com
With a copy to:	Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, TX 75202 Attention: Peter G. Weinstock Telephone: (214) 468-3395 Facsimile: (214) 740-7182 Email: pweinstock@hunton.com
If to a Purchaser:	To the address set forth under such Purchaser's name on the signature page hereof; or such other address as may be designated in writing hereafter, in the same manner, by such Person.
or such other address as may be designated in writing hereafter, in the same manner, by such Person.
6.4 Amendments; Waivers; No Additional Consideration
.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party.  No waiver of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Purchasers who then hold Shares.
6.5 Construction
.  The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.
6.6 Successors and Assigns
.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns.  This Agreement, or any rights or obligations hereunder, may not be assigned by (a) the Company without the prior written consent of the Purchasers or (b) by the Purchaser without the prior written consent of the Company, except as set forth in the following sentence.  Without the prior written consent of the Company, any Purchaser may assign its rights hereunder in whole or in part to any Affiliate of such Purchaser, provided such Affiliate shall agree in writing to be bound by the terms and conditions of this Agreement that apply to the "Purchasers."
6.7 No Third-Party Beneficiaries
.  This Agreement is intended for the benefit of the parties hereto, their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than, solely with respect to the provisions of Section 4.8, the Purchasers.
6.8 Governing Law
.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof that would cause the laws of another jurisdiction to apply.  Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced on an exclusive basis in the New York Courts.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
6.9 Survival
.  The representations, warranties, agreements, and covenants contained herein shall survive the Closing and the delivery of the Shares as follows:  (i) the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.1(f), 3.1(g), 3.1(i), 3.1(w), and 3.1(dd), and shall survive indefinitely, (ii) the representations and warranties of the Company set forth in Sections 3.1(j), 3.1(l), 3.1(tt) shall survive for the applicable statute of limitations, and (iii) all other representations and warranties of the Company set forth in Sections 3.1 shall survive for a period of 24 months following the Closing and the delivery of the Shares.  All representations and warranties of the Purchasers set forth in Section 3.2 shall survive for a period of 12 months following the Closing Date.
6.10 Execution
.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, or by e‑mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
6.11 Severability
.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
6.12 Replacement of Shares
.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen, or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft, or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.
6.13 Remedies
.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to seek specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.
6.14 Payment Set Aside
.  To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver, or any other person under any law (including, without limitation, any bankruptcy law, state, or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
6.15 Independent Nature of Purchasers' Obligations and Rights
.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  The decision of each Purchaser to purchase Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements, or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise), or prospects of the Company or any Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements, or opinions.  Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.
6.16 Termination
.
(a) This Agreement may be terminated and the sale and purchase of the Shares abandoned at any time prior to the Closing:
(i) by the written consent of the Company and any Purchaser (with respect to itself only);
(ii) by any Purchaser (with respect to itself only) upon written notice to the other, if the Closing has not been consummated on or prior to 11:59 p.m., Eastern Time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.16(a)(ii) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time;
(iii) by the Company with respect to any Purchaser, as of 11:59 p.m. Eastern Time on the Outside Date, if the consents, approvals, non-objections, waivers or satisfactory feedback from the Federal Reserve necessary for such Purchaser to consummate the transactions contemplated by this Agreement have not been obtained; provided, however, that the right to terminate this Agreement under this Section 6.16(a)(iii) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the conditions to the Closing set forth in Sections 5.1 or 5.2 to occur on or before such time; provided, further, that such termination by the Company shall only be as to such Purchaser and that notice of such termination shall be provided to the other Purchaser(s);
(iv) by the Company or any Purchaser, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;
(v) by any Purchaser (with respect to itself only), upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.1(a) or Section 5.1(b) would not be satisfied;
(vi) by the Company, upon written notice to any Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by such a Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.2(a) or Section 5.2(b) would not be satisfied with respect to such Purchaser; provided, however, that such termination by the Company shall only be as to the breaching Purchaser and that notice of such termination shall be provided to the non-breaching Purchaser(s);
(vii) by the Company or any Purchaser, upon written notice to the other parties, if the Company has entered into (or will concurrently enter into) a binding written agreement with respect to a Superior Proposal in compliance with Section 4.11 and has paid or caused to be paid the Termination Fee (as defined in Section 6.16(c)) to the Purchasers in compliance with Section 6.16(c);
(viii) prior to the Closing, by any Purchaser, upon written notice to the Company, if the Company shall have materially breached Section 4.11;
(ix) by any Purchaser, upon written notice to the Company, if such Purchaser or any of its Affiliates receives written notice from or is otherwise advised by the Federal Reserve or the OCC that the Federal Reserve or the OCC, as applicable, will not grant (or intends to rescind if previously granted) any of the confirmations or determinations referred to in Section 5.1(m).
(b) In the event the Company terminates this Agreement pursuant to Section 6.16(a)(iii) or Section 6.16(a)(vi) with respect to any Purchaser and all of the conditions set forth in Sections 5.1 and 5.2 (other than Section 5.1(g) and Section 5.2(e) and those conditions that by their nature are to be satisfied or waived at the Closing), the remaining parties to the Agreement agree to work together in good faith to satisfy the conditions in Section 5.1(g) and Section 5.2(e) on or before the Extended Outside Date; provided, however, that if such remaining parties are unable to satisfy the conditions in Section 5.1(g) and Section 5.2(e) on or prior to the Extended Outside Date, then either the Company or any Purchaser may terminate this Agreement.
(c) Nothing in this Section 6.16 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.  In the event of a termination pursuant to this Section, the Company shall promptly notify all non-terminating Purchasers.  Upon a termination in accordance with this Section, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including arising from such termination) to the other, and no Purchaser will have any liability to any other Purchaser under the Transaction Documents as a result therefrom.
(d) Termination Fee and Redemption.
(i) If either the Company or any Qualifying Purchaser terminates this Agreement pursuant to Section 6.16(a)(vii) or any Qualifying Purchaser terminates this Agreement pursuant to Section  6.1(a)(v) or Section 6.1(a)(viii), the Company shall pay or cause to be paid to each Qualifying Purchaser by wire transfer of immediately available funds to an account designated by such Qualifying Purchaser in writing to the Company a sum equal to $250,000 (the "Termination Fee").  The amount of the Termination Fee shall be in addition to any amount payable by the Company to Qualifying Purchaser pursuant to the Expense Reimbursement Agreement or Section 6.16(c)(iv).  If the Company terminates this Agreement pursuant to Section 6.1(a)(vii), the Termination Fee shall be paid in same-day funds prior to or simultaneously with the termination of this Agreement. If any Qualifying Purchaser terminates this Agreement pursuant to Section 6.1(a)(vii), 6.1(a)(viii), or Section 6.1(a)(v), the Termination Fee shall be paid by the Company within two business days of the termination of this Agreement.
(ii) If any Qualifying Purchaser terminates this Agreement pursuant to Section 6.16(a)(ii) and prior to such termination the Company engaged in communications with regard to an Unsolicited Company Proposal pursuant to Section 4.11(b) and did not notify Qualifying Purchasers in writing of the Company's rejection of such Unsolicited Company Proposal no later than the date of such termination, the Company shall pay or cause to be paid to Qualifying Purchasers by wire transfer of immediately available funds to an account designated by Qualifying Purchasers in writing to the Company the Termination Fee within two business days of the termination of this Agreement.
(iii) In the event that (A) this Agreement is terminated pursuant to Section 6.16(a)(ii), (B) prior to such termination, a third party shall have made a proposal with respect to an Acquisition Transaction, which proposal has been publicly disclosed or has been made known to the Board of Directors and (C) the Company enters into a definitive agreement with respect to such Acquisition Transaction or consummates such Acquisition Transaction within twelve (12) months following such termination of this Agreement pursuant to Section 6.16(a)(ii), the Company shall pay or cause to be paid to Qualifying Purchasers by wire transfer of immediately available funds to an account designated by Qualifying Purchasers in writing to the Company the Termination Fee within two (2) business days of the Company's entry into any such definitive agreement or consummation of such Acquisition Transaction.
(iv) The parties acknowledge that the agreements contained in this Section 6.16(c) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if the Company fails to pay or cause to be paid promptly any fee payable by it pursuant to this Section 6.16(c), then the Company shall pay or cause to be paid to Qualifying Purchasers their respective costs and expenses (including attorneys' fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.  The parties also acknowledge that any Termination Fee paid or payable pursuant to this Section 6.16(c) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Qualifying Purchasers in the circumstances in which such amount is payable.
6.17 Rescission and Withdrawal Right
.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand, or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
6.18 Adjustments in Common Stock Numbers and Prices
.  In the event of any stock split, subdivision, dividend, or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination, or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
TRINITY CAPITAL CORPORATION

By:
Name:
 Title:
NAME OF PURCHASER:

By:
Name:
 Title:

Number of Purchased Shares at Closing:

Common Stock

Series C Preferred Stock:

Tax ID No:
Address for Notice:

Telephone:
Facsimile:
Email:

 Attention:
Delivery Instructions:
(if different than above)

EXHIBITS
A Form of Registration Rights Agreement
B Accredited Investor Questionnaire
C Form of Opinion of Company Counsel
D Form of Secretary's Certificate
E Form of Officer's Certificate
F Form of Castle Creek VCOC Letter Agreement
G Form of Patriot VCOC Letter Agreement
H Form of Articles of Amendment

EXHIBIT A
Form of Registration Rights Agreement
See attached.

TRINITY CAPITAL CORPORATION
 REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this "Agreement") is made and entered into as of [________], 2016, by and among Trinity Capital Corporation, a New Mexico corporation (the "Company"), and the purchaser(s) signatory hereto (each a "Registration Rights Purchaser" and collectively, the "Registration Rights Purchasers").
This Agreement is made pursuant to the Stock Purchase Agreement, dated as of September 8, 2016, between the Company and each Registration Rights Purchaser (the "Purchase Agreement").
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each of the Registration Rights Purchasers agree as follows:
1. Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement.  As used in this Agreement, the following terms shall have the following meanings:
"Advice" shall have the meaning set forth in Section 8(h).
"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.
"Agreement" shall have the meaning set forth in the Preamble.
"Allowable Grace Period" shall have the meaning set forth in Section 5(d).
"Business Day" means a day other than a Saturday or Sunday or other day on which banks located in New York City are authorized or required by law to close.
"Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, securities convertible into or exchangeable or exercise able for any of its shares, interests, participations or other equivalents, partnership interests (whether general or limited), limited liability company interests, or equivalent ownership interests in or issued by such Person.
"Closing Date" has the meaning set forth in the Purchase Agreement.
"Commission" means the United States Securities and Exchange Commission.
"Common Stock" means the voting common stock of the Company, no par value per share, and any securities into which such shares of voting common stock may hereinafter be reclassified.
"Company" shall have the meaning set forth in the Preamble.
"Effective Date" means the date that the Registration Statement filed pursuant to Section 2(a) is first declared effective by the Commission.
"Effectiveness Deadline" means, with respect to the Initial Registration Statement or the New Registration Statement, the fifth (5th) Trading Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be "reviewed" or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business.
"Effectiveness Period" shall have the meaning set forth in Section 2(b).
"Event" shall have the meaning set forth in Section 2(c).
"Event Date" shall have the meaning set forth in Section 2(c).
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Filing Deadline" means, with respect to the Initial Registration Statement required to be filed pursuant to Section 2(a), the date that is the third (3rd) anniversary of the Closing Date; provided that if the Filing Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline shall be extended to the next business day on which the Commission is open for business.
"FINRA" shall have the meaning set forth in Section 5(n).
"Grace Period" shall have the meaning set forth in Section 5(d).
"Holder" or "Holders" means the holder or holders, as the case may be, from time to time of Registrable Securities.
"Holders Counsel" shall have the meaning set forth in Section 5(a).
"Indemnified Party" shall have the meaning set forth in Section 7(c).
"Indemnifying Party" shall have the meaning set forth in Section 7(c).
"Initial Registration Statement" means shall have the meaning set forth in Section 2(a).
"Liquidated Damages" shall have the meaning set forth in Section 2(c).
"Losses" shall have the meaning set forth in Section 7(a).
"New Registration Statement" shall have the meaning set forth in Section 2(a).
"Non-Responsive Holder" shall have the meaning set forth in Section 8(d).
"Non-Voting Common Stock" means the Company's non-voting common stock, no par value per share, into which the Series C Preferred Stock is convertible following approval by the Company's shareholders of an amendment to its articles of incorporation authorizing said stock.
"OTC Pink" means the marketplace for trading over-the-counter stocks provided and operated by OTC Markets Group, Inc.
"Other Securities" means shares of Common Stock, Series C Preferred Stock, Non-Voting Common Stock or shares of other Capital Stock of the Company which are contractually entitled to registration rights or Capital Stock which the Company is registering pursuant to a Registration Statement.
"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
"Piggyback Registration" shall have the meaning set forth in Section 3(a).
"Principal Market" means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.
"Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
"Prospectus" means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.
"Purchase Agreement" shall have the meaning set forth in the Recitals.
"Registrable Securities" means all of the Shares, the Underlying Shares and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Shares or the Underlying Shares, provided that Shares or the Underlying Shares shall cease to be Registrable Securities upon the earliest to occur of the following:  (A) a sale pursuant to a Registration Statement or Rule 144 under the Securities Act (in which case, only such security sold shall cease to be a Registrable Security); (B) becoming eligible for sale without time, volume or manner of sale restrictions by the Holders under Rule 144; (C) if such Shares or Underlying Shares have ceased to be outstanding; (D) the date a Registration Statement becomes effective including such Shares or Underlying Shares; or (E) if such Shares or Underlying Shares have been sold in a private transaction in which the Holder's rights under this Agreement have not been assigned to the transferee.
"Registration Rights Purchaser" or "Registration Rights Purchasers" shall have the meaning set forth in the Preamble.
"Registration Statements" means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation the Initial Registration Statement, the New Registration Statement and any Remainder Registration Statements), amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.
"Remainder Registration Statement" shall have the meaning set forth in Section 2(a).
"Requested Information" shall have the meaning set forth in Section 8(d).
"Required Registration Statement" means any Initial Registration Statement, New Registration Statement or Remainder Registration Statement.
"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.
"Rule 144A" means Rule 144A promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.
"Rule 415" means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.
"Rule 424" means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.
"SEC Guidance" means (i) any publicly-available written guidance, comments, requirements or requests of the Commission staff and (ii) the Securities Act.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Series C Preferred Stock" means the Company's Series C Convertible Perpetual Preferred Stock, no par value per share, and any securities into which such shares of Series C Convertible Perpetual Preferred Stock may hereinafter be reclassified.
"Shares" means the shares of Common Stock and the shares of Series C Preferred Stock issued or issuable to the Registration Rights Purchasers pursuant to the Purchase Agreement.
"Shelf Offering" shall have the meaning set forth in Section 4(a).
"Take-Down Notice" shall have the meaning set forth in Section 4(a).
"Trading Day" means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the OTC Pink; provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.
"Trading Market" means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.
"Underlying Shares" means the shares of Common Stock and Non-Voting Common Stock into which the shares of Series C Preferred Stock are convertible, and includes the shares of Common Stock into which the shares of Non-Voting Common Stock are convertible.
2. Mandatory Registration.
(a) On or prior to the Filing Deadline, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 or, if Rule 415 is not available for offers and sales of the Registrable Securities, by such other means of distribution of Registrable Securities as the Company may reasonably determine (the "Initial Registration Statement").  Notwithstanding the registration obligations set forth in this Section 2, in the event that the Commission informs the Company that all such Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and, as applicable, file the Initial Registration Statement, or use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission and/or (ii) withdraw the Initial Registration Statement and file a new registration statement (a "New Registration Statement"), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Securities Act Rules Compliance and Disclosure Interpretation 612.09, or any successor thereto.  Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercial reasonable efforts to reasonably advocate with the Commission for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata on the basis of the aggregate number of Registrable Securities owned by each such person, and under such circumstances, the Company will not be subject to the payment of Liquidated Damages in Section 2(c).  In the event the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement (the "Remainder Registration Statements").  No Holder shall be named as an "underwriter" in any Registration Statement without such Holder's prior written consent, which shall not be unreasonably withheld.
(b) The Company shall use its commercially reasonable efforts to cause each Required Registration Statement to be declared effective by the Commission as soon as practicable, and, with respect to the Initial Registration Statement or the New Registration Statement, as applicable, no later than the Effectiveness Deadline, and shall use its commercially reasonable efforts to keep each Required Registration Statement continuously effective under the Securities Act until the earlier of (i) such time as all of the Registrable Securities covered by such Required Registration Statement have been publicly sold by the Holders or (ii) the date that all Registrable Securities covered by such Required Registration Statement may be sold by the Holders without volume or manner of sale restrictions under Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company's transfer agent (the "Effectiveness Period"); provided, however, if the Company does not meet the eligibility requirements for filing on Form S‑3 (or any successor registration statement form) at the time of filing of a Required Registration Statement, the Effectiveness Period shall not exceed 180 days following the Effective Date.  The Company shall request effectiveness of a Required Registration Statement as of 5:00 p.m., New York City time, on a Trading Day.  The Company shall promptly notify the Holders via facsimile or electronic mail of a ".pdf" format data file of the effectiveness of a Registration Statement within one (1) Business Day of the Effective Date.  The Company shall file a final Prospectus for a Required Registration Statement with the Commission, as required by Rule 424(b) as promptly as reasonably practicable following the Effective Date.
(c) If:  (i) the Initial Registration Statement is not filed with the Commission on or prior to the Filing Deadline, (ii) the Initial Registration Statement or the New Registration Statement, as applicable, is not declared effective by the Commission (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline, or (iii) after its Effective Date, (A) such Registration Statement ceases to be effective for any reason (including without limitation by reason of a stop order, or the Company's failure to update the Registration Statement), to remain continuously effective as to all Registrable Securities for which it is required to be effective, or (B) the Holders are not permitted to utilize the Prospectus therein to resell such Registrable Securities (other than during an Allowable Grace Period), (iv) a Grace Period applicable to a Required Registration Statement exceeds the length of an Allowable Grace Period, or (v) after the Filing Deadline, and only in the event a Registration Statement is not effective or available to sell all Registrable Securities, the Holders are unable to sell Registrable Securities without restriction under Rule 144, (any such failure or breach in clauses (i) through (v) above being referred to as an "Event," and, for purposes of clauses (i), (ii), (iii) or (v), the date on which such Event occurs, or for purposes of clause (iv) the date on which such Allowable Grace Period is exceeded, being referred to as an "Event Date"), then in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash or shares of Common Stock or Non-Voting Common Stock, as appropriate, at the election of the Holder, as liquidated damages and not as a penalty ("Liquidated Damages"), equal to 1.0% of the aggregate purchase price paid by such Holder pursuant to the Purchase Agreement for any Registrable Securities held by such Holder on the Event Date.  If the Holder elects to receive payment in Common Shares, the value of the Common Shares will be the closing market price on the Trading Market on the Event Date or if the Event Date is not a Trading Day, the next preceding Trading Day. The parties agree that notwithstanding anything to the contrary herein or in the Purchase Agreement, no Liquidated Damages shall be payable (i) if as of the relevant Event Date, the Registrable Securities may be sold by the Holders without volume or manner of sale restrictions under Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company's transfer agent, (ii) to a Holder causing an Event that relates to or is caused by any action or inaction taken by such Holder, (iii) to a Holder in the event it is unable to lawfully sell any of its Registrable Securities (including, without limitation, in the event a Grace Period exceeds the length of an Allowable Grace Period) because of possession of material non-public information or (iv) with respect to any period after the expiration of the Effectiveness Period (it being understood that this clause shall not relieve the Company of any Liquidated Damages accruing prior to the expiration of the Effectiveness Period).  If the Company fails to pay any Liquidated Damages pursuant to this Section 2(c) in full within ten (10) Business Days after the date payable, the Company will pay interest on the amount of Liquidated Damages then owing to the Holder at a rate of 1.0% per month on an annualized basis (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full.  The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date.  With respect to a Holder, the Effectiveness Deadline for a Required Registration Statement shall be extended without default or Liquidated Damages hereunder in the event that the Company's failure to obtain the effectiveness of the Registration Statement on a timely basis results from the failure of such Holder to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Registrable Securities held by such Registration Rights Purchaser).
3. Piggyback Registration.
(a) If the Company intends to file a Registration Statement covering a primary or secondary offering of any of its Common Stock, Series C Preferred Stock, Non-Voting Common Stock or Other Securities, whether or not the sale for its own account, which is not a registration solely to implement an employee benefit plan pursuant to a registration statement on Form S‑8 (or successor form), a registration statement on Form S‑4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the Commission is applicable, the Company will promptly (and in any event at least ten (10) Business Days before the anticipated filing date) give written notice to the Holders of its intention to effect such a registration.  The Company will effect the registration under the Securities Act of all Registrable Securities that the Holder(s) request(s) be included in such registration (a "Piggyback Registration") by a written notice delivered to the Company within five (5) Business Days after the notice given by the Company in the preceding sentence; provided, however, that in no event will the Company be required to effect a Piggyback Registration for the issuance of Common Stock by the Company within one (1) year of the date of this Agreement pursuant to a registered offering to existing Company shareholders to purchase up to an aggregate of $10,000,000 in shares of Common Stock at the Purchase Price.  Subject to Section 3(b), securities requested to be included in a Company registration pursuant to this Section 3 shall be included by the Company on the same form of Registration Statement as has been selected by the Company for the securities the Company is registering for sale referred to above.  The Holders shall be permitted to withdraw all or part of the Registrable Securities from the Piggyback Registration at any time at least two (2) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration.  If the Company elects to terminate any registration filed under this Section 3 prior to the effectiveness of such registration, the Company will have no obligation to register the securities sought to be included by the Holders in such registration under this Section 3.  There shall be no limit to the number of Piggybank Registrations pursuant to this Section 3(a).
(b) If a Registration Statement under this Section 3 relates to an underwritten offering and the managing underwriter(s) advise(s) the Company that in its or their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or Prospectus only such number of securities that in the reasonable opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority:  (i) first, the Common Stock and other securities the Company proposes to sell, (ii) second, the Registrable Securities of the Holders who have requested inclusion of Registrable Securities pursuant to this Section 3, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, or as such Holders may otherwise agree, and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.  The Company shall select the investment banking firm or firms to act as the lead underwriter or underwriters in connection with an underwritten offering made pursuant to this Section 3.  No Holder may participate in any underwritten registration under this Section 3 unless such Holder (i) agrees to sell the Registrable Securities it desires to have covered by the underwritten offering on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.
4. Underwritten Shelf Offerings.
(a) At any time that a shelf registration statement covering Registrable Securities pursuant to Section 2 or Section 3 is effective, if any Holder delivers a notice to the Company (a "Take-Down Notice") stating that it intends to sell all or part of its Registrable Securities included by it on the shelf registration statement (a "Shelf Offering"), then, the Company shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of Registrable Securities by any other Holders pursuant to this Section 4(a)).  In connection with any Shelf Offering, including any Shelf Offering that is an underwritten offering, such proposing holder(s) shall also deliver the Take-Down Notice to all other holders of Registrable Securities included on such shelf Registration Statement and permit each such Holder to include its Registrable Securities included on the shelf Registration Statement in the Shelf Offering if such holder notifies the proposing holder(s) and the Company within five (5) business days after delivery of the Take-Down Notice to such Holder.
(b) The Company shall have no obligation to effect an underwritten offering under this Section 4 on behalf of the holders of Registrable Securities electing to participate in such offering unless the expected gross proceeds from such offering exceed $5,000,000.
(c) If a Shelf Offering of Registrable Securities included in a Required Registration Statement is to be conducted as an underwritten offering, then the Holders of the majority of the Registrable Securities included in a Required Registration Statement shall select the investment banking firm or firms to act as the lead underwriter or underwriters in connection with such offering; provided, that such selection shall be reasonably acceptable to the Company.  If, in connection with any such underwritten offering, the managing underwriter(s) advise(s) the Company that in its or their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or Prospectus only such number of securities that in the reasonable opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority:  (i) first, the Registrable Securities of the Holders who have requested registration of Registrable Securities pursuant to this Section 4, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, or as the Holders may otherwise agree amongst themselves, (ii) second, the Common Stock and other securities the Company proposes to sell, and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.  No Holder may participate in any underwritten registration under this Section 4 unless such Holder (i) agrees to sell the Registrable Securities it desires to include in the underwritten offering on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.
(d) In addition to Sections (a) and (b) of this Section 4, a Shelf Offering of Registrable Securities included on a Piggyback Registration Statement initiated by Holders shall be subject to the procedures set forth in Section 3(b).
5. Registration Procedures.
In connection with the Company's registration obligations hereunder:
(a) the Company shall, not less than three (3) Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (except for Annual Reports on Form 10‑K, Quarterly Reports on Form 10-Q, proxy statements and Current Reports on Form 8‑K and any similar or successor reports), furnish to one counsel designated by a majority of the outstanding Registrable Securities ("Holders Counsel"), copies of such Registration Statement, Prospectus or amendment or supplement thereto, as proposed to be filed, which documents will be subject to the reasonable review of Holders Counsel.  The Company shall not file any Registration Statement or amendment or supplement thereto containing information to which Holders Counsel reasonably objects in good faith, unless the Company shall have been advised by its counsel that the information objected to is required under the Securities Act or the rules or regulations adopted thereunder.
(b) (i) the Company shall prepare and file with the Commission such amendments, including post-effective amendments and supplements, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period (except during an Allowable Grace Period); (ii) the Company shall cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424 (except during an Allowable Grace Period); (iii) the Company shall respond as promptly as reasonably practicable to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible, provide the Holders Counsel true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to the Holders as "Selling Shareholders"; and (iv) the Company shall comply in all material respects with the applicable provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by a Registration Statement until such time as all of such Registrable Securities shall have been disposed of (subject to the terms of this Agreement) in accordance with the intended methods of disposition by the Holders thereof as set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; provided, that each Holder shall be responsible for the delivery of the Prospectus to the Persons to whom such Registration Rights Purchaser sells any of the Registrable Securities (including in accordance with Rule 172 under the Securities Act), and each Holder agrees to dispose of Registrable Securities in compliance with applicable federal and state securities laws.  In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 5(b)) by reason of the Company filing a report on Form 10‑K, Form 10-Q or Form 8‑K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the Commission as promptly as practicable.
(c) the Company shall notify the Holders (which notice shall, pursuant to clauses (ii) through (iv) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made, if applicable) as promptly as reasonably practicable following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement has been filed with the Commission; (B) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (iv) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.
(d) Notwithstanding anything to the contrary herein, at any time after the Registration Statement has been declared effective by the Commission, the Company may delay the disclosure of material non-public information concerning the Company if the disclosure of such information at the time is not, in the good faith judgment of the Company, in the best interests of the Company (such delay, a "Grace Period").  During the Grace Period, the Company shall not be required to maintain the effectiveness of any Registration Statement filed hereunder and, in any event, Holders shall suspend sales of Registrable Securities pursuant to such Registration Statements during the pendency of the Grace Period provided, the Company shall promptly (i) notify the Holders in writing of the existence of material non-public information giving rise to a Grace Period or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period will begin, (ii) use commercially reasonable efforts to terminate a Grace Period as promptly as practicable provided that such termination is, in the good faith judgment of the Company, in the best interest of the Company and (iii) notify the Holders in writing of the date on which the Grace Period ends; provided, further, that, with respect to a Required Registration Statement only, no single Grace Period shall exceed forty-five (45) consecutive days, and during any three hundred sixty-five (365) day period, the aggregate of all Grace Periods shall not exceed an aggregate of one hundred twenty (120) days (each Grace Period complying with this provision being an "Allowable Grace Period").  For purposes of determining the length of a Grace Period, the Grace Period shall be deemed to begin on and include the date the Holders receive the notice referred to in clause (i) above and shall end on and include the later of the date the Holders receive the notice referred to in clause (iii) above and the date referred to in such notice; provided, that no Grace Period shall be longer than an Allowable Grace Period.  Notwithstanding anything to the contrary, the Company shall use commercially reasonable efforts to cause the Transfer Agent to deliver unlegended Shares to a transferee of a Holder in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which a Holder has entered into an irrevocable contract for sale prior to the Holder's receipt of the notice of a Grace Period and for which the Holder has not yet settled.
(e) the Company shall use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.
(f) the Company shall, if requested by a Holder, furnish to such Holder, without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Company shall have no obligation to provide any document pursuant to this clause that is available on the Commission's EDGAR or successor system.
(g) the Company agrees to promptly deliver to each Holder whose Registrable Securities are included in the applicable Registration Statement, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request.  The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of Registrable Securities covered by such Prospectus and any amendment or supplement thereto.
(h) the Company shall, prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any general tax in any such jurisdiction where it is not then so subject or file a consent to service of process in any such jurisdiction.
(i) the Company shall enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, in order to expedite or facilitate the disposition of such Registrable Securities.  In connection with any such permitted underwritten offering of Registrable Securities, (i) the Company shall (A) make such representations and warranties to the selling Holders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) use its commercially reasonable efforts to furnish opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s), if any, addressed to each of the managing underwriter(s), if any, covering the matters customarily covered in opinions requested in underwritten offerings, (C) use its commercially reasonable efforts to obtain "cold comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings, (D) include in the underwriting agreement indemnification provisions and procedures customary in such underwritten offerings and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company, (ii) each Holder shall not, during such period (which period shall in no event exceed one hundred and eighty (180) days, subject to any then customary "booster shot" extension (which extension shall not exceed thirty (30) days) following the effective date of any Registration Statement to the extent requested by any managing underwriter, sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities owned by it at any time during such period, except Registrable Securities included in such registration; provided that any release of Registrable Securities from such agreement shall be effected among the Holders on a pro rata basis according to the Registrable Securities then owned by them, and (iii) the Company shall use its commercially reasonable efforts to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to one hundred and eighty (180) days (subject to any then customary "booster shot" extensions) as may be requested by any managing underwriter.  The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.
(j) the Company shall make available for inspection by any Holder of Registrable Securities included in such Registration Statement, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the "Inspectors"), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, however, that any Records that are not generally publicly available at the time of delivery of such Records shall be kept confidential by such Inspectors unless (i) the disclosure of such Records is necessary in the reasonable judgment of the Inspectors to avoid or correct a misstatement or omission in the Registration Statement, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided, further, that each Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company to the extent legally permitted and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential.
(k) the Company shall, in the case of an underwritten offering, cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, by participation in "road shows") if requested by the managing underwriter(s) and taking into account the Company's business needs.
(l) the Company shall reasonably cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement and under law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may reasonably request.  Certificates for Registrable Securities free from all restrictive legends may be transmitted by the transfer agent to a Holder by crediting the account of such Holder's prime broker with DTC as directed by such Holder.
(m) the Company shall following the occurrence of any event contemplated by Sections 5(c)(ii)‑(iv), as promptly as reasonably practicable, as applicable:  (i) use its commercially reasonable efforts to prevent the issuance of any stop order or obtain its withdrawal at the earliest possible moment if the stop order have been issued, or (ii) taking into account the Company's good faith assessment of any adverse consequences to the Company and its shareholders of the premature disclosure of such event, prepare and file a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.
(n) the Company may require each selling Holder to furnish to the Company a certified statement as to (i) the number of securities of the Company beneficially owned by such Holder and any Affiliate thereof, (ii) any Financial Industry Regulatory Authority ("FINRA") affiliations, (iii) any natural persons who have the power to vote or dispose of the Common Stock and (iv) any other information as may be requested by the Commission, FINRA, any state securities commission or any other government or regulatory body with jurisdiction over the Company or its activities.  During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of Registrable Securities because any Holder fails to furnish such information within five (5) Trading Days of the Company's request, any Liquidated Damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company.
(o) the Company shall cooperate with any registered broker through which a Holder proposes to resell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by any such Holder and the Company shall pay the filing fee required for the first such filing (but not additional filings) within two (2) Business Days of the request therefore.
(p) if the Company becomes eligible to use Form S‑3 during the term of this Agreement, the Company shall use its commercially reasonable efforts to maintain eligibility for use of Form S‑3 (or any successor form thereto) for the registration of the resale of Registrable Securities.
(q) if requested by a Holders Counsel, the Company shall (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Company reasonably agrees (upon advice of counsel) is required to be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment.
The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish to the Company in writing such information required in connection with such registration regarding such Holder and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any Holder who fails to furnish such information within a reasonable time after receiving such request.
6. Registration Expenses.  All fees and expenses incident to the Company's performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts and selling commissions, stock transfer taxes and fees of counsel for the Holders) shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement.  The fees and expenses referred to in the foregoing sentence that are the Company's responsibility shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, (B) with respect to compliance with applicable state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as requested by the Holders) and (C) if not previously paid by the Company in connection with an issuer filing, with respect to any filing that may be required to be made by any broker through which a Holder intends to make sales of Registrable Securities with FINRA pursuant to FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale, (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the Holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, and (vii) those expenses of the selling Holders actually and reasonably incurred, including without limitation, the reasonable fees of Holders Counsel up to $50,000.  In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.
7. Indemnification.
(a) Indemnification by the Company.  The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, general partners, managing members, managers, Affiliates and employees, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, general partners, managing members, managers, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable and documented attorneys' fees) and expenses (collectively, "Losses"), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder or on behalf of such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder's proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder or Holders Counsel expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, (B) Holder's failure to deliver or cause to be delivered the Prospectus or any amendment or supplement thereto made available by the Company in compliance with Section 8(g), or (C) in the case of an occurrence of an event of the type specified in Sections 5(c)(ii)‑(iv), related to the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated and defined in Section 8(h) below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 7(c)) and shall survive the transfer of the Registrable Securities by the Holders.
(b) Indemnification by Holders.  Each Holder shall, notwithstanding any termination of this Agreement, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (A) to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use therein, or (B) to the extent, but only to the extent, that such information relates to such Holder or such Holder's proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder or Holders Counsel expressly for use in a Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (C) in the case of an occurrence of an event of the type specified in Sections 5(c)(ii)‑(iv), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 8(h), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected, or (ii) Holder's failure to deliver or cause to be delivered the Prospectus or any amendment or supplement thereto made available by the Company in compliance with Section 8(g).  In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.
(c) Conduct of Indemnification Proceedings.  If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the "Indemnifying  Party") in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of one (1) counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable and documented fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such written notice within a reasonable time of commencement of any such Proceeding shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party in its ability to defend such Proceeding.
An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless:  (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel in writing that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or unreasonably conditioned.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.
Subject to the terms of this Agreement, all documented fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 7(c)) shall be paid to the Indemnified Party, as incurred, within twenty (20) Trading Days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder.
(d) Contribution.  If a claim for indemnification under Section 7(a) or 7(b) is unavailable to an Indemnified Party (other than in accordance with its terms) or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys' or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 7(d) was available to such party in accordance with its terms.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 7(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
The indemnity and contribution agreements contained in this Section 7 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Purchase Agreement.
8. Miscellaneous.
(a) Remedies.  In the event of a breach by the Company or by a Holder of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.
(b) Prohibition on Other Registrations.  The Company agrees (i) not to effect or initiate a registration statement for any public sale or distribution of any securities similar to those being registered pursuant to this Agreement, or any securities convertible into or exchangeable or exercisable for such securities (other than a registration solely to implement an employee benefit plan pursuant to a registration statement on Form S‑8 (or successor form), a registration statement on Form S‑4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the Commission is applicable), during the fourteen (14) calendar days prior to, and during the sixty (60) calendar-day period beginning on, the effective date of any Registration Statement in which the Holders of Registrable Securities are participating (except as part of any such registration, if permitted).
(c) Rule 144 Requirements.  For so long as the Company is subject to the reporting requirements of the Exchange Act, the Company will use its commercially reasonable efforts to timely file with the Commission such reports and information required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and as the Commission may require.  The Company shall furnish to any Holder of Registrable Securities forthwith upon request a written statement as to its compliance with the reporting requirements of Rule 144 (or any successor exemptive rule), the Securities Act and the Exchange Act (at any time that it is subject to such reporting requirements); a copy of its most recent annual or quarterly report; and such other reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.
(d) Obligations of Holders and Others in a Registration.  Each Holder agrees to timely furnish in writing such information regarding such Person, the securities sought to be registered and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably be required to effect the registration of such Registrable Securities (the "Requested Information") and shall take such other action as the Company may reasonably request in connection with the registration, qualification or compliance or as otherwise provided herein.  At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each holder of the information the Company requires from such Holder if such Holder elects to have any of such Holder's Registrable Securities included in the Registration Statement.  If at least five (5) business days prior to the filing date, the Company has not received the Requested Information from a Holder (a "Non-Responsive  Holder"), then the Company may exclude from any Registration Statement the Registrable Securities of such Non-Responsive Holder.
(e) Rule 144A.  The Company agrees that, upon the request of any Holder of Registrable Securities or any prospective purchaser of Registrable Securities designated by a Holder, the Company shall promptly provide (but in any case within fifteen (15) calendar days of a request) to such Holder or potential purchaser, the following information:
(i) a brief statement of the nature of the business of the Company and any subsidiaries and the products and services they offer;
(ii) the most recent consolidated balance sheets and profit and losses and retained earnings statements, and similar financial statements of the Company for the two (2) most recent fiscal years (such financial information shall be audited, to the extent reasonably available); and
(iii) such other information about the Company, any subsidiaries, and their business, financial condition and results of operations as the requesting Holder or purchaser of such Registrable Securities shall reasonably request in order to comply with Rule 144A, as amended, and in connection therewith the anti-fraud provisions of the federal and state securities laws.
The Company hereby represents and warrants to any such requesting Holder and any prospective purchaser of Registrable Securities from such Holder that the information provided by the Company pursuant to this Section 6(e) will, as of their dates, not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
(f) Limitations on Subsequent Registration Rights.  The Company will not enter into any agreements with any holder or prospective holder of any securities of the Company which would grant such holder or prospective holder registration rights with respect to the securities of the Company which would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration.  If the Company enters into an agreement that contains terms more favorable, in form or substance, to any shareholders than the terms provided to the Holders under this Agreement, then the Company will modify or revise the terms of this Agreement in order to reflect any such more favorable terms for the benefit of the Holders.
(g) Compliance.  Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.
(h) Discontinued Disposition.  By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 5(c)(ii)‑(iv), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the "Advice") by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed.  The Company may provide appropriate stop orders to enforce the provisions of this paragraph.
(i) No Inconsistent Agreements.  Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date hereof, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.
(j) Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company and Holders of a majority of the then outstanding Registrable Securities; provided that any such amendment, modification, supplement or waiver that materially, adversely and disproportionately effects the rights or obligations of any Holder vis‑à‑vis the other Holders shall require the prior written consent of such Holder.
(k) Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e‑mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e‑mail notification or confirmation of receipt of an e‑mail transmission) at the facsimile number or e‑mail address specified in this Section prior to 5:00 p.m., New York City time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m., New York City time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:
If to the Company:	Trinity Capital Corporation 1200 Trinity Drive Los Alamos, NM 8754 Attention: Chief Executive Officer
With a copy to:	Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, TX 75202 Attention: Peter G. Weinstock Telephone: (214) 468-3395 Facsimile: (214) 740-7182 Email: pweinstock@hunton.com
If to a Registration Rights Purchaser:
To the address set forth under such Registration Rights Purchaser's name on the signature page hereof or such other address as may be designated in writing hereafter, in the same manner, by such Person.
(l) Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  The Company may not assign its rights (except by merger or in connection with another entity acquiring all or substantially all of the Company's assets) or obligations hereunder without the prior written consent of all the Holders of the then outstanding Registrable Securities.  The rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by Registration Rights Purchaser to any transferee of the Shares only if:  (a) the transferee or assignee (i) acquires Shares of the Registration Rights Purchaser's Registrable Securities with an original value as of the Closing Date of $2,000,000; (b) the Registration Rights Purchaser agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable period of time after such assignment; (c) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee and (ii) the securities with respect to which such registration rights are being transferred or assigned; (d) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws; and (e) at or before the time the Company received the written notice contemplated by clause (c) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein with respect to a Holder or Registration Rights Purchaser.  In the event of any delay in filing or effectiveness of the Registration Statement as a result of such assignment by a Registration Rights Purchaser or its transferee, the Company shall not be liable for any damages arising from such delay.
(m) Execution and Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e‑mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature were the original thereof.
(n) Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.
(o) Cumulative Remedies.  Except as provided in Section 2(c) with respect to Liquidated Damages, the remedies provided herein are cumulative and not exclusive of any other remedies provided by law.
(p) Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their good faith reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
(q) Headings.  The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.
(r) Independent Nature of Registration Rights Purchasers' Obligations and Rights.  The obligations of each Registration Rights Purchaser under this Agreement are several and not joint with the obligations of any other Registration Rights Purchaser hereunder, and no Registration Rights Purchaser shall be responsible in any way for the performance of the obligations of any other Registration Rights Purchaser hereunder.  The decision of each Registration Rights Purchaser to purchase the Shares pursuant to the Purchase Agreement has been made independently of any other Registration Rights Purchaser.  Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Registration Rights Purchaser pursuant hereto or thereto, shall be deemed to constitute the Registration Rights Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Registration Rights Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement.  Each Registration Rights Purchaser acknowledges that no other Registration Rights Purchaser has acted as agent for such Registration Rights Purchaser in connection with making its investment hereunder and that no Registration Rights Purchaser will be acting as agent of such Registration Rights Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Purchase Agreement.  Each Registration Rights Purchaser shall be entitled to protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Registration Rights Purchaser to be joined as an additional party in any Proceeding for such purpose.  The Company acknowledges that each of the Registration Rights Purchasers has been provided with the same Registration Rights Agreement for the purpose of closing a transaction with multiple Registration Rights Purchasers and not because it was required or requested to do so by any Registration Rights Purchaser.  It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Registration Rights Purchaser, solely, and not between the Company and the Registration Rights Purchasers collectively and not between and among the Registration Rights Purchasers.
(s) Entire Agreement.  This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof.  There are no restrictions, promises, warranties or undertakings, other than as set forth or referred to herein and in the Purchase Agreement.  This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.
TRINITY CAPITAL CORPORATION

By:
Name:
 Title:

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.
NAME OF INVESTING ENTITY

AUTHORIZED SIGNATORY

By:
Name:
Title:

ADDRESS FOR NOTICE

c/o:

Street:

City/State/Zip:

Attention:

Tel:

Fax:

E-mail:

EXHIBIT B
ACCREDITED INVESTOR QUESTIONNAIRE
(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)
To:  Trinity Capital Corporation
This Accredited Investor Questionnaire ("Questionnaire") must be completed by each potential investor in connection with the offer and sale by Trinity Capital Corporation, a New Mexico corporation (the "Company"), of its shares of (i) common stock, no par value per share (the "Common Shares") and (ii) a newly-issued series of convertible perpetual preferred stock, series C, no par value per share, of the Company (the "Series C Preferred Shares") which shall be convertible into shares of the Common Stock subject to the terms and conditions set forth in the Articles of Amendment described in the attached Stock Purchase Agreement and, following the adoption of the Articles of Amendment, the non-voting common stock of the Company, no par value per share (the "Non-Voting Common Stock").  The Common Shares and the Series C Preferred Shares shall be collectively referred herein to as the "Shares".  The Shares are being offered and sold by the Company without registration under the Securities Act of 1933, as amended (the "Act"), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(a)(2) of the Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  The Company must determine that a potential investor meets certain suitability requirements before offering or selling Shares to such investor.  The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements.  The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.
This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security.  Your answers will be kept strictly confidential.  However, by signing this Questionnaire, you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Shares.  All potential investors must answer all applicable questions and complete, date and sign this Questionnaire.  Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.
PART A. BACKGROUND INFORMATION
Name of Beneficial Owner of the Shares:
Business Address:
(Number and Street)

(City) (State)  (Zip Code)
Telephone Number:  (   )

If a corporation, partnership, limited liability company, trust or other entity:
Type of entity:
Were you formed for the purpose of investing in the securities being offered?
YesNo
If an individual:
Residence Address:
(Number and Street)

(City) (State)  (Zip Code)
Telephone Number:  (   )

Age:   Citizenship:   Where registered to vote:
Set forth in the space provided below the state(s), if any, in the United States in which you maintained your residence during the past two years and the dates during which you resided in each state:

Are you a director or executive officer of the Company?
YesNo
Social Security or Taxpayer Identification No.

PART B. ACCREDITED INVESTOR QUESTIONNAIRE
In order for the Company to offer and sell the Shares in conformance with state and federal securities laws, the following information must be obtained regarding your investor status.  Please initial each category applicable to you as a Purchaser of Shares.
1.	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
2.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;
3.	An insurance company as defined in Section 2(a)(13) of the Securities Act;
4.	An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;
5.	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
6.	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
7.	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
8.	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
9.	An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;
10.	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;
11.	A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000 (see Note 11 below);
12.	A natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person's spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;
13.	An executive officer or director of the Company; and
14.	An entity in which all of the equity owners qualify under any of the above subparagraphs. If the undersigned belongs to this investor category only, list the equity owners of the undersigned, and the investor category which each such equity owner satisfies.
Note 11. For purposes of calculating net worth under paragraph (11):
(A)	The person's primary residence shall not be included as an asset;
(B)	Indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and
(C)	Indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.
A. FOR EXECUTION BY AN INDIVIDUAL:
Date:
By:
Print Name:
B. FOR EXECUTION BY AN ENTITY:
Entity Name:
Date:
By:
Print Name:
 Title:
C. ADDITIONAL SIGNATURES (if required by partnership, corporation or trust document):
Entity Name:
Date:
By:
Print Name:
 Title:
Entity Name:
Date:
By:
Print Name:
 Title:

EXHIBIT C
FORM OF OPINION OF COMPANY COUNSEL
[Company Counsel to add Standard Preamble and Carveouts]
1.	The Company validly exists as a corporation in good standing under the laws of the State of New Mexico.
2.	The Company has the corporate power and authority to execute and deliver and to perform its obligations under the Transaction Documents, including, without limitation, to issue the Shares.
3.	The Company is a registered bank holding company under the BHC Act.
4.	The deposit accounts of the Bank are insured by the FDIC under the provisions of the FDIA.
5.	Each of the Transaction Documents has been duly authorized by all necessary corporate action, and has been executed, and delivered by the Company, and each of the Transaction Documents constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
6.	The execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations under such agreements, including its issuance and sale of the Shares, do not and will not: (a) require any consent, approval, license or exemption by, order or authorization of, or filing, recording, or registration by the Company with any federal or state governmental authority, except (1) as may be required by federal securities laws with respect to the Company's obligations under the Registration Rights Agreement, (2) the filing of Form D pursuant to Securities and Exchange Commission Regulation D, and (3) the filings required in accordance with Section 4.5 of the Agreement, (b) violate (y) any New York law or other governmental rule or regulation known by us to be generally applicable to transactions of the type contemplated by the Agreement or (z) any federal or state statute, rule, or regulation, or any court order, judgment, or decree binding on the Company or its properties that is known to us, (c) result in any violation of the Articles of Incorporation or Bylaws of the Company, or (d) result in a breach of, or constitute a default under, any contract listed on Schedule 3.1(zz) of the Agreement.
7.	Assuming the accuracy of the representations, warranties, and compliance with the covenants and agreements of the Purchasers and the Company contained in the Agreement, it is not necessary, in connection with the offer, sale, and delivery of the Shares and Underlying Shares to the Purchasers to register the Shares or Underlying Shares under the Securities Act, it being understood that no opinion is expressed as to any subsequent resale of the Shares and Underlying Shares.
8.	The Shares being delivered to the Purchasers pursuant to the Agreement, upon payment as contemplated in the Agreement, will be validly issued, fully paid and non-assessable, and free of any preemptive right or similar rights contained in the Company's Articles of Incorporation or Bylaws. The shares of Common Stock to be issued upon conversion of the Series C Preferred Stock have been duly authorized on the part of the Company, have been duly reserved for issuance by all necessary corporate action on the part of the Company and, when issued as provided for in the Fourth Articles of Amendment, will be validly issued, fully paid and non-assessable, and free of any preemptive rights except for those herein pursuant to law or the Company's Articles of Incorporation, as amended, or Bylaws. The shares of Non-Voting Common Stock to be issued upon conversion of the Series C Preferred Stock will, upon receipt of the Shareholder Approval and filing of the Fifth Articles of Amendment with the Secretary of State of the State of New Mexico, have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and non-assessable, and free of any preemptive rights except for those herein pursuant to law or the Company's Articles of Incorporation, as amended, or Bylaws.

EXHIBIT D
FORM OF SECRETARY'S CERTIFICATE
The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Trinity Capital Corporation, a New Mexico corporation (the "Company"), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of the Company in connection with the Stock Purchase Agreement, dated as of September 8, 2016, by and among the Company and the investors party thereto (the "Stock Purchase Agreement"), and further certifies in his official capacity, in the name and on behalf of the Company, the items set forth below.  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Stock Purchase Agreement.
1.	Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Company at a meeting held on August 31, 2016. Such resolutions have not in any way been amended, modified, revoked, or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.
2.	Attached hereto as Exhibit B is a copy of the Company's Articles of Incorporation, as amended. Such Articles of Incorporation, as amended, constitute true, correct, and complete copies of the Articles of Incorporation, as amended, of the Company as in effect on the date hereof.
3.	Attached hereto as Exhibit C is a copy of the Company's bylaws. Such bylaws constitute true, correct, and complete copies of the bylaws of the Company as in effect on the date hereof.
4.	Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Stock Purchase Agreement and each of the Transaction Documents on behalf of the Company, and the signature appearing opposite such person's name below is such person's genuine signature.
Name Position Signature

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this [•] day of [•], 2016.

[ ]
Secretary
I, [            ], President and Chief Executive Officer, hereby certify that [            ] is the duly elected, qualified, and acting Secretary of the Company and that the signature set forth above is his true signature.

[ ]
President and Chief Executive Officer

EXHIBIT E
FORM OF OFFICER'S CERTIFICATE
The undersigned, the President and Chief Executive Officer of Trinity Capital Corporation, a New Mexico corporation (the "Company"), pursuant to Section 2.3(a)(vii) of the Stock Purchase Agreement, dated as of September 8, 2016, by and among the Company and the investors signatory thereto (the "Agreement"), hereby represents, warrants, and certifies as follows (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement):
1.	The representations and warranties of the Company contained in the Stock Purchase Agreement are true and correct as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.
2.	The Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.
3.	Since the date of the Agreement, there has not occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Bank.
4.	The Company has performed, satisfied and complied in all material respects with all conditions set forth in Section 5.1(o) (Material Adverse Effect), Section 5.1(s) (Well-Capitalized Status) and Section 5.1(t) (Non-Performing Assets) of the Stock Purchase Agreement.
IN WITNESS WHEREOF, the undersigned has executed this certificate this [•] day of [•], 2016.

[ ]
President and Chief Executive Officer

EXHIBIT F
FORM OF CASTLE CREEK VCOC LETTER AGREEMENT
TRINITY CAPITAL CORPORATION
1200 TRINITY DRIVE
LOS ALAMOS, NM 87544
[●], 2016
Castle Creek Capital Partners VI, L.P.
6051 El Tordo
Rancho Santa Fe, CA 92091
Dear Sir/Madam:
Reference is made to the Stock Purchase Agreement by and between Trinity Capital Corporation, a New Mexico corporation (the "Corporation"), and Castle Creek Capital Partners VI, L.P., a Delaware limited partnership (the "VCOC Investor"), dated as of [•] [•], 2016 (the "Stock Purchase Agreement"), pursuant to which the VCOC Investor agreed to purchase from the Corporation shares of its voting common stock, no par value per share (the "Common Stock"), and shares of its Series C Convertible Perpetual Preferred Stock, no par value per share (the "Series C Preferred Stock").  Capitalized terms used herein without definition shall have the respective meanings in the Stock Purchase Agreement.
For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that it shall:
•	For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, Series C Preferred Stock, or Non-Voting Common Stock, provide the VCOC Investor or its designated representative with the governance rights set forth in Section 4.18 of the Stock Purchase Agreement;
•	For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, Series C Preferred Stock, or Non-Voting Common Stock, without limitation or prejudice of any of the rights provided to the VCOC Investor under the Stock Purchase Agreement or any other agreement or otherwise, provide the VCOC Investor or its designated representative with:
(i) the right to visit and inspect any of the offices and properties of the Corporation and its subsidiaries and inspect the books and records of the Corporation and its subsidiaries at such times as the VCOC Investor shall reasonably request upon three (3) business days' notice but not more frequently than once per calendar year, provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other "exempt records" as defined by 12 C.F.R. Part 309, or reports of examination of any national bank under 12 C.F.R. 7.4000(d), which information may only be disclosed by the Corporation or any subsidiary of the Corporation in accordance with the provisions and subject to the limitations of applicable law or regulation;
(ii) consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiaries prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year of the Corporation as soon as practicable after preparation thereof but in no event later than ninety (90) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred and twenty (120) days after the end of such fiscal year together with an auditor's report thereon of a firm of established national reputation; and
(iii) to the extent the Corporation or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Corporation or any of its subsidiaries as soon as available;
provided that, in each case, if the Corporation makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.
•	Make appropriate officers and directors of the Corporation, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar year, with respect to matters relating to the business and affairs of the Corporation and its subsidiaries; and
•	If the VCOC Investor's regular outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date of this agreement to preserve the qualification of VCOC Investor's investment in the Corporation as a "venture capital investment" for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the "Plan Asset Regulation"), the Corporation agrees to cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to the Corporation and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies; provided that such consultation rights shall be limited to once per calendar quarter.
The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation.
The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor's rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.
In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.
The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.
This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first above written.
TRINITY CAPITAL CORPORATION
By:
Name:
Title:
Agreed and acknowledged as of the date first above written:
CASTLE CREEK CAPITAL PARTNERS VI, L.P.
By:  Castle Creek Capital VI LLC, its general partner
By:
Name:
Title:

EXHIBIT G
FORM OF PATRIOT VCOC LETTER AGREEMENT
TRINITY CAPITAL CORPORATION
1200 TRINITY DRIVE
LOS ALAMOS, NM 87544
[●], 2016

Patriot Financial Partners II, L.P.
Cira Centre
2929 Arch Street, Floor 27
 Philadelphia, PA 19104-2868

Dear Sir/Madam:
 Reference is made to the Stock Purchase Agreement, dated as of September 8, 2016 (the "Agreement"), by and among Trinity Capital Corporation, a New Mexico corporation (the "Corporation"), Patriot Financial Partners II, L.P. a Delaware limited partnership (the "VCOC Investor"), Patriot Financial Partners Parallel II, L.P., a Delaware limited partnership, Castle Creek Capital Partners VI, L.P., a Delaware limited partnership, and Strategic Value Bank Partners LLC, pursuant to which VCOC Investor has agreed to purchase from the Corporation shares of its voting common stock, no par value per share (the "Common Stock"), and shares of its Series C Convertible Perpetual Preferred Stock, no par value per share (the "Series C Preferred Stock").  Capitalized terms used herein without definition shall have the respective meanings in the Agreement.
 For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that for so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any shares of Common Stock, Series C Preferred Stock, or Non-Voting Common Stock (or other securities of the Corporation into which such shares of Common Stock, Series C Preferred Stock, or Non-Voting Common Stock may be converted or for which such shares of Common Stock, Series C Preferred Stock, or Non-Voting Common Stock may be exchanged), the Corporation shall:
Provide the VCOC Investor or an individual designated by the VCOC Investor with the governance rights set forth in Section 4.18 of the Agreement;
Without limitation or prejudice of any the rights provided to the VCOC Investor under the Agreement or any other agreement or otherwise, provide the VCOC Investor or an individual designated by the VCOC Investor with:
 (i) the right to visit and inspect any of the offices and properties of the Corporation and its subsidiaries and inspect the books and records of the Corporation and its subsidiaries, at such times as the VCOC Investor shall reasonably request upon three (3) business days' notice but not more frequently than once per calendar year, provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other "exempt records" as defined by 12 C.F.R. Part 309, or reports of examination of any national bank under 12 C.F.R. 7.4000(d), which information may only be disclosed by the Corporation or any subsidiary of the Corporation in accordance with the provisions and subject to the limitations of applicable law or regulation;
 (ii) consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiaries prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year as soon as practicable after preparation thereof but in no event later than ninety (90) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred twenty (120) days after the end of such fiscal year and together with an auditor's report thereon of a firm of established national reputation; and
 (iii) to the extent the Corporation or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Corporation or subsidiary as soon as available;
provided that, in each case, if the Corporation makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.
Make appropriate officers and directors of the Corporation and its subsidiaries available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar year, with respect to matters relating to the business and affairs of the Corporation and its subsidiaries;
To the extent consistent with applicable law and so long as Patriot does not have a representative or observer on the Corporation's board of directors, inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the articles of incorporation, bylaws and other organization documents of the Corporation or any of its subsidiaries, and to provide the VCOC Investor or its designated representative with the right to consult with the Corporation and its subsidiaries with respect to such actions; provided that such consultation rights shall be limited to once per calendar quarter; provided further that the VCOC Investor is aware that it may receive material non-public information about the Corporation, and the VCOC Investor agrees that it is aware of and shall comply with the federal and state securities laws that restrict any Person who has material, non-public information about a company from purchasing or selling securities of the company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities; and
Provide the VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor's counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Corporation as a "venture capital investment" for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the "Plan Asset Regulation"), and cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to the Corporation and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies, provided that such consultation rights shall be limited to once per calendar quarter.
The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation.
The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor's rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes commercially reasonable steps to minimize the extent of any such required disclosure.
In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor  hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.
The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.
This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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TRINITY CAPITAL CORPORATION

By:____________________________
      Name:
      Title:

Agreed and acknowledged as of the date first above written:

PATRIOT FINANCIAL PARTNERS II, L.P.

By: ____________________________
       Name:
        Title:

EXHIBIT H
FORM OF ARTICLES OF AMENDMENT
See attached.

FOURTH
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
TRINITY CAPITAL CORPORATION
Pursuant to the provisions of the New Mexico Business Corporation Act, Trinity Capital Corporation, a New Mexico corporation, adopts the following Fourth Articles of Amendment to its Amended and Restated Articles of Incorporation:
FIRST: The name of the Corporation is Trinity Capital Corporation.
SECOND: The Board of Directors of the Corporation adopted the following Amendment to Article Third of its Amended and Restated Articles of Incorporation, as set forth in the following Certificates of Designations:
Certificate of Designations of Series C Convertible Perpetual Preferred Stock attached hereto
THIRD: This amendment to the Amended and Restated Articles of Incorporation was adopted by resolution of the Board of Directors of the corporation on August 31, 2016.
FOURTH: The number of shares of the corporation outstanding at the time of such adoption was 6,526,302 shares of Common Stock and 37,277 shares of Preferred Stock.
FIFTH: This amendment was duly authorized by the Board of Directors and shareholder action was not required, pursuant to the authority granted in the Corporation's Amended and Restated Articles of Incorporation and Section 53-13-3 of the New Mexico Business Corporations Act.

Dated: [_______________], 2016

TRINITY CAPITAL CORPORATION
By:
Name:
Title:

CERTIFICATE OF DESIGNATIONS
OF
SERIES C CONVERTIBLE PERPETUAL PREFERRED STOCK
OF
TRINITY CAPITAL CORPORATION
Pursuant to the provisions of the articles of incorporation and the bylaws of the Corporation and applicable law, a series of preferred stock, no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
1. Definitions.
(a) "Affiliate" has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.
(b) "Articles of Incorporation" means the Articles of Incorporation of the Corporation, as amended and in effect from time and time.
(c) "Board of Directors" means the board of directors of the Corporation.
(d) A "business day" means any day other than a Saturday or a Sunday or a day on which banks in New Mexico are authorized or required by law, executive order or regulation to close.
(e) "Certificate" means a certificate representing one (1) or more shares of Series C Preferred Stock.
(f) "Common Stock" means the voting common stock of the Corporation, no par value per share.
(g) "Conversion" has the meaning set forth in Section 5.
(h) "Conversion Date" means the date that a share of Series C Preferred Stock is converted into Common Stock in accordance with Section 5.
(i) "Corporation" means Trinity Capital Corporation, a New Mexico corporation.
(j) "Dividends" has the meaning set forth in Section 3.
(k) "Exchange Agent" means Continental Stock Transfer and Trust Company solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.
(l) "Fifth Articles of Amendment Effective Date" means the date that the Corporation shall have filed an amendment to the Articles of Incorporation with the New Mexico Secretary of State as required by the New Mexico Business Corporation Act to authorize a class of Non-Voting Common Stock containing terms substantially as set forth in Annex A to these Articles of Amendment in an amount of shares sufficient to permit the full conversion of the Series C Preferred Stock into shares of Non-Voting Common Stock.
(m) "Liquidation Distribution" has the meaning set forth in Section 4.
(n) "Mandatory Conversion Date" means, with respect to shares of Series C Preferred Stock of any and all holders thereof, the Fifth Articles of Amendment Effective Date.
(o) "New Capital Requirements" has the meaning set forth in Section 19.
(p) "Non-Voting Common Stock" means, if authorized by all necessary action on the part of the Corporation, a class of common equity of the Corporation containing terms substantially as set forth in Annex A to these Articles of Amendment.
(q) "Permissible Transfer" means a transfer by the holder of Series C Preferred Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Series C Preferred Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Series C Preferred Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Series C Preferred Stock to an underwriter for the purpose of conducting a widely distributed public offering; (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer; or (vi) that is part of a transaction approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve").
(r) "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.
(s) "Series C Preferred Stock" has the meaning set forth in Section 2.
(t) "Voting Security" has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.
2. Designation; Number of Shares.  The series of shares of Preferred Stock hereby authorized shall be designated the "Series C Convertible Perpetual Preferred Stock".  The initial number of authorized shares of the Series C Preferred Stock shall be 82,862 shares.  The Series C Preferred Stock shall have no par value per share.  Each share of Series C Preferred Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein.  Each share of Series C Preferred Stock is identical in all respects to every other share of Series C Preferred Stock.
3. Dividends.  The Series C Preferred Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the "Dividends") on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable Dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such Dividends are to be determined).  Accordingly, the holders of record of Series C Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the number of shares of Common Stock with respect to the number of shares of Common Stock into which the shares of Series C Preferred Stock would be converted, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Series C Preferred Stock in an amount per share of Series C Preferred Stock equal to the product of (a) the per share Dividend declared and paid in respect of each share of Common Stock and (b) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible (without regard to any limitations on conversion of the Series C Preferred Stock); provided, however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Series C Preferred Stock will be entitled to a stock Dividend payable solely in shares of Series C Preferred Stock.  Dividends that are payable on Series C Preferred Stock will be payable to the holders of record of Series C Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock.  In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series C Preferred Stock will have no right to receive any Dividends.
4. Liquidation.
(a) Rank.  The Series C Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Series C Preferred Stock or the Common Stock, and (ii) pari passu with the Common Stock pro rata on an as-converted basis.  Not in limitation of anything contained herein, and for purposes of clarity, the Series C Preferred Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company's bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.
(b) Liquidation Distributions.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series C Preferred Stock will be entitled to receive, for each share of Series C Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Series C Preferred Stock is subordinate, a distribution ("Liquidation Distribution") equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Series C Preferred Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Series C Preferred Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series C Preferred Stock at such time, without regard to any limitations on conversion of the Series C Preferred Stock).  All Liquidating Distributions to the holders of the Series C Preferred Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.
(c) Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.
5. Conversion.
(a) General.
(i)	Unless the shares of Series C Preferred Stock shall have previously been converted into shares of Non-Voting Common Stock pursuant to Section 5(a)(iii), a holder of Series C Preferred Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Series C Preferred Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine percent (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Series C Preferred Stock). In any such conversion, each share of Series C Preferred Stock will convert initially into one hundred (100) shares of Common Stock, subject to adjustment as provided in Section 6 below.
(ii)	Unless the shares of Series C Preferred Stock shall have previously been converted into shares of Non-Voting Common Stock pursuant to Section 5(a)(iii), each share of Series C Preferred Stock will automatically convert into one hundred (100) shares of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6, below, on the date a holder of Series C Preferred Stock transfers any shares of Series C Preferred Stock to a non-affiliate of the holder in a Permissible Transfer.
(iii)	Effective as of the close of business on the Mandatory Conversion Date, each share of Series C Preferred Stock will automatically convert into one hundred (100) of Non-Voting Common Stock, without any further action on the part of any holder.
(iv)	To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Series C Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder's transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Series C Preferred Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder's shares of Series C Preferred Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Series C Preferred Stock that were not converted to Common Stock or Non-Voting Common Stock.
(v)	Upon occurrence of the Mandatory Conversion Date, the Corporation shall promptly provide notice of such event and the resulting conversion of the Series C Preferred Stock to each registered holder of the Series C Preferred Stock. Such notice shall provide instructions for the surrender to the Corporation of certificates for shares of Series C Preferred Stock held of record by such holders for issuance of certificates representing shares of Non-Voting Common Stock into which the Series C Preferred Stock have been converted pursuant to Section 5(a)(iii).
(vi)	All shares of Common Stock or Non-Voting Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.
(b) Reservation of Shares Issuable Upon Conversion.  The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock and, when authorized, Non‑Voting Common Stock solely for the purpose of effecting the conversion of the Series C Preferred Stock such number of shares of Common Stock or Non-Voting Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of shares of authorized but unissued Common Stock or Non-Voting Common Stock (when authorized) will not be sufficient to effect the conversion of all then outstanding Series C Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock or Non-Voting Common Stock to such number of shares as will be sufficient for such purpose.
(c) No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.
6. Adjustments.
(a) Combinations or Divisions of Common Stock.  In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.
(b) Reclassification, Exchange or Substitution.  If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Series C Preferred Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible (without regard to any limitations on conversion of the Series C Preferred Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Series C Preferred Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible (without regard to any limitations on conversion of the Series C Preferred Stock) immediately before that transaction.
(c) Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate executed by the Corporation's President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation will, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.
7. Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation's properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Series C Preferred Stock will thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series C Preferred Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Series C Preferred Stock).
8. Redemption.  Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Series C Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series C Preferred Stock at any time.  Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Series C Preferred Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements.  Any shares of Series C Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.
9. Voting Rights.  The holders of Series C Preferred Stock will not have any voting rights, except as may otherwise from time to time be required by law.  If the holders of Series C Preferred Stock shall be entitled by law to vote as a single class with the holders of outstanding shares of Common Stock, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (by vote or written consent), each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible pursuant to Section 5.
10. Protective Provisions.  So long as any shares of Series C Preferred Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series C Preferred Stock, (a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series C Preferred Stock, (b) increase or decrease the authorized number of shares of Series C Preferred Stock or (c) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Series C Preferred Stock.  In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Series C Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.
11. Notices.  All notices required or permitted to be given by the Corporation with respect to the Series C Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series C Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series C Preferred Stock, or of any other matter required to be presented for the approval of the holders of the Series C Preferred Stock.
12. Record Holders.  To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.
13. Term.  The Series C Preferred Stock shall have perpetual term unless converted in accordance with Section 5.
14. No Preemptive Rights.  The holders of Series C Preferred Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Series C Preferred Stock.
15. Replacement Certificates.  In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.
16. Other Rights.  The shares of Series C Preferred Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.
17. General Provisions.  In addition to the above provisions with respect to the Series C Preferred Stock, such Series C Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation's Articles of Incorporation with respect to preferred stock generally.

ANNEX A
FORM OF ARTICLES OF AMENDMENT
ESTABLISHING A CLASS OF NON-VOTING COMMON STOCK
The shares of Non-Voting Common Stock of the Corporation into which the Series C Preferred Stock shall be mandatorily convertible upon the taking by the Corporation of all action necessary under the New Mexico Business Corporation Act to authorize a class of Non-Voting Common Stock shall have the following terms and provisions:
FIFTH
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
TRINITY CAPITAL CORPORATION
NON-VOTING COMMON STOCK
1. Definitions.
(a) "Affiliate" has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.
(b) "Articles of Incorporation" means the Articles of Incorporation of the Corporation, as amended and in effect from time and time.
(c) "Board of Directors" means the board of directors of the Corporation.
(d) A "business day" means any day other than a Saturday or a Sunday or a day on which banks in the New Mexico are authorized or required by law, executive order or regulation to close.
(e) "Certificate" means a certificate representing one (1) or more shares of Non-Voting Common Stock.
(f) "Common Stock" means the voting common stock of the Corporation, no par value per share.
(g) "Conversion" has the meaning set forth in Section 5.
(h) "Conversion Date" means the date that a share of Non-Voting Common Stock is converted into Common Stock in accordance with Section 5.
(i) "Corporation" means Trinity Capital Corporation, a New Mexico corporation.
(j) "Dividends" has the meaning set forth in Section 3.
(k) "Exchange Agent" means Continental Stock Transfer and Trust Company solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.
(l) "Liquidation Distribution" has the meaning set forth in Section 4.
(m) "Mandatory Conversion Date" means, with respect to shares of Series C Preferred Stock of any and all holders thereof, the effective date of this Fifth Articles of Amendment to the Articles of Incorporation.
(n) "Non-Voting Common Stock" has the meaning set forth in Section 2.
(o) "Permissible Transfer" means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering; (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer; or (vi) that is part of a transaction approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve").
(p) "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.
(q) "Series C Preferred Stock" means the series of shares of preferred stock of the Corporation designated as "Series C Convertible Perpetual Preferred Stock" which were automatically converted into shares of Non-Voting Common Stock on the Mandatory Conversion Date.
(r) "Voting Security" has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.
2. Designation; Number of Shares.  The class of shares of capital stock hereby authorized shall be designated as "Non-Voting Common Stock".  The number of authorized shares of the Non-Voting Common Stock shall be [_______] shares.  The Non-Voting Common Stock shall have no par value per share.  Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein.  Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.
3. Dividends.  The Non-Voting Common Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the "Dividends").  Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (a) the per share Dividend declared and paid in respect of each share of Common Stock and (b) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided, however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock.  Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non-Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock.  In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.
4. Liquidation.
(a) Rank.  The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock, and (ii) pari passu with the Common Stock.  Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company's bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.
(b) Liquidation Distributions.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution ("Liquidation Distribution") equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock).  All Liquidating Distributions to the holders of the Non-Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.
(c) Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.
5. Conversion.
(a) General.
(i)	A holder of Non-Voting Common Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Non-Voting Common Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Non-Voting Common Stock). In any such conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of Common Stock, subject to adjustment as provided in Section 6 below.
(ii)	Each share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-affiliate of the holder in a Permissible Transfer.
(iii)	To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder's transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder's shares of Non‑Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.
(iv)	All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.
(b) Reservation of Shares Issuable Upon Conversion.  The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non‑Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.
(c) No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.
6. Adjustments.
(a) Combinations or Divisions of Common Stock.  In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.
(b) Reclassification, Exchange or Substitution.  If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.
(c) Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation's President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.
7. Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation's properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).
8. Redemption.  Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time.  Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements.  Any shares of Non-Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.
9. Voting Rights.  The holders of Non-Voting Common Stock will not have any voting rights, except as may otherwise from time to time be required by law.
10. Protective Provisions.  So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock, (b) increase or decrease the authorized number of shares of Non‑Voting Common Stock or (c) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock.  In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.
11. Notices.  All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.
12. Record Holders.  To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.
13. Term.  The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Section 5.
14. No Preemptive Rights.  The holders of Non-Voting Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Non-Voting Common Stock.
15. Replacement Certificates.  In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.
16. Other Rights.  The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.